Exhibit 99.2
Unified Grocers, Inc. and Subsidiaries
Audited Consolidated Financial Statements
As of October 1, 2016 and October 3, 2015
And for the Fifty-Two Weeks Ended October 1, 2016, the Fifty-Three Weeks Ended October 3, 2015 and the Fifty-Two Weeks Ended September 27, 2014

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Unified Grocers, Inc.:
We have audited the accompanying consolidated balance sheet of Unified Grocers, Inc. and Subsidiaries (the “Company”) as of October 1, 2016, and October 3, 2015, and the related consolidated statements of earnings (loss), comprehensive earnings (loss), shareholders’ equity, and cash flows for each of the three years in the period ended October 1, 2016. In connection with our audits of the consolidated financial statements, we have also audited the consolidated financial statement schedule of valuation and qualifying accounts for each of the years in the three-year period ended October 1, 2016 at Part IV, Item 15(a)(2). These consolidated financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Unified Grocers, Inc. and Subsidiaries as of October 1, 2016 and October 3, 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended October 1, 2016, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
/s/ MOSS ADAMS LLP
Los Angeles, California
December 16, 2016

Unified Grocers, Inc. and Subsidiaries
Consolidated Balance Sheets

(dollars in thousands)
	October 1, 2016	October 3, 2015
Assets
Current Assets:
Cash and cash equivalents	$3,369	$3,056
Accounts and current portion of notes receivable, net of allowances of $3,584 and $4,171 at October 1, 2016 and October 3, 2015, respectively	182,940	191,744
Inventories	251,502	279,576
Prepaid expenses and other current assets	9,343	10,814
Deferred income taxes	4,098	9,210
Assets held for sale – current	5,429	125,904
Total current assets	456,681	620,304
Properties and equipment, net	149,506	163,808
Investments	12,729	13,069
Notes receivable, less current portion and net of allowances of $0 and $54 at October 1, 2016 and October 3, 2015, respectively	13,397	17,523
Goodwill	37,846	37,846
Other assets, net	110,889	111,775
Total Assets	$781,048	$964,325
Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$248,576	$281,478
Accrued liabilities	44,331	46,287
Current portion of notes payable	24,491	16,960
Members’ deposits and declared patronage dividends	8,880	10,175
Liabilities held for sale – current	—	99,682
Total current liabilities	326,278	454,582
Notes payable, less current portion	229,741	261,585
Long-term liabilities, other	185,202	161,180
Members’ and Non-Members’ deposits	8,775	7,995
Commitments and contingencies
Shareholders’ equity:
Class A Shares: 500,000 shares authorized, 122,500 shares outstanding at October 1, 2016 and October 3, 2015	23,088	23,088
Class B Shares: 2,000,000 shares authorized, 410,537 shares outstanding at October 1, 2016 and October 3, 2015	75,198	75,198
Class E Shares: 2,000,000 shares authorized, 114,691 and 205,714 shares outstanding at October 1, 2016 and October 3, 2015, respectively	11,469	20,570
Retained earnings – allocated	18,106	25,748
Retained earnings – non-allocated	6,864	6,864
Total retained earnings	24,970	32,612
Receivable from sale of Class A Shares to Members	(78)	(255)
Accumulated other comprehensive loss	(103,595)	(72,230)
Total shareholders’ equity	31,052	78,983
Total Liabilities and Shareholders’ Equity	$781,048	$964,325
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Statements of Earnings (Loss)

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016 (52 weeks)	October 3, 2015 (53 weeks)	September 27, 2014 (52 weeks)
Net sales (gross billings including vendor direct arrangements were $3,862,267,$4,144,641, and $3,865,966 for fiscal years fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively)	$3,761,464	$4,027,620	$3,753,560
Cost of sales	3,480,898	3,744,335	3,466,897
Distribution, selling and administrative expenses	271,578	281,469	264,988
Operating income	8,988	1,816	21,675
Interest expense	(10,177)	(9,978)	(11,197)
Loss on early extinguishment of debt	—	(3,200)	—
(Loss) earnings before patronage dividends and income taxes	(1,189)	(11,362)	10,478
Patronage dividends	(6,500)	(7,234)	(9,395)
(Loss) earnings before income taxes	(7,689)	(18,596)	1,083
Income tax (provision) benefit	(234)	3,951	(1,508)
Net loss from continuing operations	(7,923)	(14,645)	(425)
Discontinued operations:
Gain (loss) from discontinued operations, net of income tax benefit of $0, $0, and $2,914 for fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively	—	(3,701)	(4,981)
Gain (loss) on sale of discontinued operations	281	(3,173)	—
Net gain (loss) from discontinued operations	281	(6,874)	(4,981)
Net loss	$(7,642)	$(21,519)	$(5,406)
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Earnings (Loss)

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016 (52 weeks)	October 3, 2015 (53 weeks)	September 27, 2014 (52 weeks)
Net loss	$(7,642)	$(21,519)	$(5,406)
Other comprehensive (loss) earnings, net of income taxes:
Unrealized net holding gain (loss) on investments, net of income tax expense (benefit) of $351, $(364) and $(189) for fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively	643	(683)	(351)
Defined benefit pension plans and other postretirement benefit plans: Unrecognized prior service credits and gains arising during the period, and accelerated recognition of existing unrecognized prior service credit and unrecognized gains and losses, as a result of curtailment, net of income tax benefit of $(10,867), $(13,157) and $(8,357) for fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively	(21,141)	(24,087)	(15,242)
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	(10,867)	(13,411)	(6,176)
Comprehensive (loss) earnings	$(39,007)	$(59,700)	$(27,175)
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Statements of Shareholders’ Equity

(dollars in thousands)
								Receivable from sale of Class A shares	Accumulated Other Comprehensive Earnings (Loss)

For the fiscal years ended October 3, 2015,	Class A		Class B		Class E		Retained Earnings
September 27, 2014 and September 28, 2013	Shares	Amount	Shares	Amount	Shares	Amount				Total
Balance, September 28, 2013	137,550	$25,672	431,037	$78,554	251,403	$25,140	$63,773	$(213)	$(12,280)	$180,646
Class A Shares issued	1,400	391								391
Class A Shares redeemed	(9,800)	(1,748)					(1,017)			(2,765)
Class B Shares converted to Class A Shares	350	56	(350)	(56)						—
Class B Shares issued			2,102	587						587
Class B Shares redeemed			(19,267)	(3,415)			(2,146)			(5,561)
Class E Shares repurchased					(42,890)	(4,289)	—			(4,289)
Net loss – allocated							(5,406)			(5,406)
Increase in receivable due to subscription for Class A Shares by members								(170)		(170)
Net unrealized loss on depreciation of investments (net of deferred tax asset of $189)									(351)	(351)
Defined benefit pension plans and other postretirement benefit plans: Changes in unrecognized prior service costs (credits) arising during the period, and changes in unrecognized gains and losses arising during the period (net of deferred tax asset of $8,357)									(15,242)	(15,242)
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans									(6,176)	(6,176)
Balance, September 27, 2014	129,500	$24,371	413,522	$75,670	208,513	$20,851	$55,204	$(383)	$(34,049)	$141,664
Class A Shares issued	—	—								—
Class A Shares redeemed	(7,000)	(1,283)					(673)			(1,956)
Class B Shares converted to Class A Shares	—	—	—	—						—
Class B Shares issued			—	—						—
Class B Shares redeemed			(2,985)	(472)			(400)			(872)
Class E Shares repurchased					(2,809)	(281)	—			(281)
Net loss – allocated							(21,519)			(21,519)
Decrease in receivable due to payment for Class A Shares by members								128		128
Net unrealized loss on depreciation of investments (net of deferred tax asset of $364)									(683)	(683)
Defined benefit pension plans and other postretirement benefit plans: Changes in unrecognized prior service costs (credits) arising during the period, and changes in unrecognized gains and losses arising during the period (net of deferred tax asset of $13,157)									(24,087)	(24,087)
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans									(13,411)	(13,411)
Balance, October 3, 2015	122,500	$23,088	410,537	$75,198	205,704	$20,570	$32,612	$(255)	$(72,230)	$78,983
Class A Shares issued	—	—								—
Class A Shares redeemed	—	—					—			—
Class B Shares converted to Class A Shares	—	—	—	—						—
Class B Shares issued			—	—						—
Class B Shares redeemed			—	—			—			—
Class E Shares repurchased					(91,013)	(9,101)	—			(9,101)
Net loss – allocated							(7,642)			(7,642)
Decrease in receivable due to payment for Class A Shares by members								177		177
Net unrealized gain on depreciation of investments (net of deferred tax liability of $351)									643	643
Defined benefit pension plans and other postretirement benefit plans: Changes in unrecognized prior service costs (credits) arising during the period, and changes in unrecognized gains and losses arising during the period (net of deferred tax asset of $10,867)									(21,141)	(21,141)
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans									(10,867)	(10,867)
Balance, October 1, 2016	122,500	$23,088	410,537	$75,198	114,691	$11,469	$24,970	$(78)	$(103,595)	$31,052
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016 (52 weeks)	October 3, 2015 (53 weeks)	September 27, 2014 (52 weeks)
Cash flows from operating activities:
Net loss	$(7,642)	$(21,519)	$(5,406)
Less: Net loss from discontinued operations	—	(3,701)	(4,981)
Less: Gain (loss) on sale of discontinued operations	281	(3,173)	—
Net loss from continuing operations	(7,923)	(14,645)	(425)
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	29,911	31,041	27,850
Provision for doubtful accounts	(1,841)	1,942	207
Loss (gain) on sale of properties and equipment	135	(192)	(104)
Loss on sale of dairy equipment	1,367	—	—
Loss on early extinguishment of debt	—	3,200	—
Loss on equity method investment	400	—	—
Deferred income taxes	159	(3,719)	6,413
Pension contributions	—	—	(8,378)
(Increase) decrease in assets:
Accounts receivable	10,869	(12,204)	(15,936)
Inventories	28,074	(22,251)	(6,082)
Prepaid expenses and other current assets	1,471	(2,503)	2,682
Increase (decrease) in liabilities:
Accounts payable	(33,503)	35,760	25,363
Accrued liabilities	(2,502)	(1,929)	2,305
Long-term liabilities, other	(7,440)	(13,483)	(7,956)
Net cash provided by continuing operating activities	19,177	1,017	25,939
Net cash provided (utilized) by sale of discontinued operations	281	(3,173)	—
Net cash provided (utilized) by continuing operating activities	19,458	(2,156)	25,939
Net cash provided by discontinued operating activities	—	5,820	7,924
Net cash provided by operating activities	19,458	3,664	33,863
Cash flows from investing activities:
Purchases of properties and equipment	(6,534)	(9,221)	(9,938)
Purchases of securities and other investments	(60)	(10,000)	—
Proceeds from maturities or sales of securities and other investments	—	200	—
Proceeds from sale of discontinued operations	26,222	—	—
Origination of notes receivable	(3,853)	(1,973)	(1,138)
Collection of notes receivable	7,755	4,424	5,100
Proceeds from sales of properties and equipment	852	192	112
Increase in other assets	(8,242)	(7,663)	(10,457)
Net cash provided (utilized) by continuing investing activities	16,140	(24,041)	(16,321)
Net cash utilized by discontinued investing activities	—	(4,488)	(8,238)
Net cash provided (utilized) by investing activities	16,140	(28,529)	(24,559)
Cash flows from financing activities:
Net revolver (repayments) borrowings under secured credit agreements	(9,200)	10,300	3,000
Borrowings of notes payable	644	86,262	—
Repayments of notes payable	(17,202)	(58,678)	(7,287)
Payment of deferred financing fees	(88)	(1,983)	(341)
Payment of debt extinguishment costs	—	(3,023)	—
Decrease in Members’ deposits and declared patronage dividends	(1,295)	(1,434)	(83)
Increase (decrease) in Members’ and Non-Members’ deposits	780	(417)	2,623
Decrease (increase) in receivable from sale of Class A Shares to Members, net	177	128	(170)
Repurchase of shares from Members	(9,101)	(3,109)	(8,694)
Issuance of shares to Members	—	—	978
Net cash (utilized) provided by continuing financing activities	(35,285)	28,046	(9,974)
Net cash utilized by discontinued financing activities	—	—	—
Net cash (utilized) provided by financing activities	(35,285)	28,046	(9,974)
Net increase (decrease) in cash and cash equivalents from continuing operations	313	1,849	(356)
Cash and cash equivalents at beginning of year	3,056	1,207	1,563
Cash and cash equivalents at end of year	$3,369	$3,056	$1,207
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016 (52 weeks)	October 3, 2015 (53 weeks)	September 27, 2014 (52 weeks)
Supplemental disclosure of cash flow information:
Interest paid during the year	$8,390	$8,538	$10,317
Income taxes paid during the year	$106	$114	$213
Supplemental disclosure of non-cash items:
Capital leases	$1,445	$2,130	$—
Loss on sale of dairy equipment	$1,367	$—	$—
Loss on equity method investment	$400	$—	$—
Write-off of unamortized deferred financing fees due to debt extinguishment	$—	$177	$—
Conversion of Class B Shares to Class A Shares	$—	$—	$57
Assets received, net of liabilities assumed, from conversion of receivables	$—	$—	$3,920
Shares redeemed for settlement of receivables	$—	$—	$(3,920)
The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements
Fiscal Years Ended October 1, 2016, October 3, 2015 and September 27, 2014

1.    Basis of Presentation and Summary of Significant Accounting Policies
Nature of Business.    Unified Grocers, Inc. (“Unified” or the “Company”) is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty and convenience store operators located primarily in the western United States and the Pacific Rim. The Company’s customers range in size from single store operators to regional supermarket chains. The Company sells a wide variety of products typically found in supermarkets. The Company’s customers include its owners (“Members”) and non-owners (“Non-Members”). The Company sells products through Unified or through its specialty food division (Market Centre) and international sales subsidiary (Unified International, Inc.). The Company reports all product sales in its Wholesale Distribution segment. The Company also provides support services to its customers through the Wholesale Distribution segment, including promotional planning, retail technology, equipment purchasing services and real estate services, and through separate subsidiaries, including insurance (until the sale of the Insurance segment on October 7, 2015) and financing. Insurance activities are reported in Unified’s discontinued operations, while finance activities are grouped within Unified’s All Other business activities. The availability of specific products and services may vary by geographic region. Members affiliated with directors of the Company purchase groceries and related products and services from the Company in the ordinary course of business pursuant to published terms or according to the provisions of individually negotiated supply agreements.
Principles of Consolidation.    The consolidated financial statements include the accounts of the Company and all of its subsidiaries required to be consolidated in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) as established by the Financial Accounting Standards Board (“FASB”). Intercompany accounts and transactions between the consolidated companies have been eliminated in consolidation.
Investments in companies in which Unified has significant influence, or ownership between 20% and 50% of the investee, are accounted for using the equity method. Under the equity method, the investment is originally recorded at cost and adjusted to recognize the Company’s share of net earnings or losses of the investee. The adjustment is limited to the extent of the Company’s investment in and advances to the investee and financial guarantees made on behalf of the investee.
Fiscal Year End.    The Company’s fiscal year ends on the Saturday nearest September 30. Fiscal 2015 is comprised of 53 weeks, while 2016 and 2014 each were comprised of 52 weeks.
Use of Estimates.    The preparation of the financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates its estimates. These estimates are based on historical experience and on various other factors that management believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates. These estimates and assumptions include, but are not limited to, assessing the following: the recoverability of accounts and notes receivable, investments, goodwill and other intangible assets, and deferred tax assets; the benefits related to uncertain tax positions; assumptions related to pension and other postretirement benefit expenses; and estimated losses related to insurance claims.
Cash Equivalents.    The Company considers all highly liquid debt investments with maturities of three months or less when purchased to be cash equivalents.
The Company’s banking arrangements allow the Company to fund outstanding checks when presented for payment to the financial institutions utilized by the Company for disbursements. This cash management practice frequently results in total issued checks exceeding available cash balances at a single financial institution. The Company’s policy is to record its cash disbursement accounts with a cash book overdraft in accounts payable. At October 1, 2016 and October 3, 2015, the Company had book overdrafts of $73.8 million and $88.1 million, respectively, classified in accounts payable and included in cash provided by operating activities.
Inventories.    Inventories are valued at the lower of cost or market. Cost is determined on the first-in, first-out method. Inventory is primarily comprised of products available for sale.
Depreciation.    Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 2 to 40 years as follows: buildings (10 - 40 years), computer equipment and software (3 - 4 years), machinery and equipment (2 – 10 years) and furniture and fixtures (5 – 10 years). Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the remaining lease term or their estimated useful lives. Expenditures for replacements or major improvements are capitalized; expenditures for normal maintenance and repairs are charged to operations as incurred. Upon the sale or retirement of properties, the cost and accumulated depreciation are removed from the accounts, and any gain or loss is included in the results of operations.
Assets Held for Sale.    Non-current assets and associated liabilities are classified as held for sale when their carrying amount will be recovered principally through a sale transaction rather than continuing use and the sale of the assets (or disposal group) is probable, and transfer of the assets (or disposal group) is expected to qualify for recognition as a completed sale within one year. Assets designated as held for sale are held at the lower of carrying amount at designation and fair value less costs to sell. Depreciation is not charged against property, plant and equipment classified as held for sale.
Investments.    Investments in equity securities and other fixed maturity securities are classified as investments available for sale. Unrealized gains and losses, net of taxes, on available for sale investments are recorded as a separate component of accumulated other comprehensive earnings (loss) unless impairment is determined to be other-than-temporary.
Equity securities that do not have readily determinable fair values are accounted for using the cost or equity methods of accounting. The Company reviews the carrying value of its cost and equity method investments for impairment each reporting period unless (i) the investment’s fair value has not been estimated for any purpose, including estimates of fair value used to satisfy other financial reporting requirements, and (ii) there are no impairment indicators present for the investment during the period under review which would indicate there has been an event or change in circumstances that could have a negative effect on the investment’s fair value.
When an impairment test demonstrates that the fair value of an investment is less than its carrying value, the Company’s management will determine whether the impairment is either temporary or other-than-temporary. Examples of factors which may be indicative of an other-than-temporary impairment include (i) the length of time and extent to which market value has been less than cost, (ii) the financial condition and near-term prospects of the issuer, and (iii) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in market value.
If the decline in fair value is determined by management to be other-than-temporary, the carrying value of the investment is written down to its estimated fair value as of the balance sheet date of the reporting period in which the assessment is made. This fair value becomes the investment’s new carrying value, which is not changed for subsequent recoveries in fair value. Any recorded impairment write-down will be included in earnings as a realized loss in the period such write-down occurs.
Fair Value Measurements.    The Company evaluates the fair value of its assets and liabilities in accordance with Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”) and ASC Topic 825, “Financial Instruments” (“ASC Topic 825”).
Management has evaluated its assets and liabilities valued at fair value as follows:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than quoted prices included in Level 1 that are either directly or indirectly observable. These inputs include quoted prices for similar assets or liabilities other than quoted prices in Level 1, quoted prices in markets that are not active, or other inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 – Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The Company records marketable securities at fair value in accordance with ASC Topic 320, “Investments – Debt and Equity Securities.” These assets are held by the Company’s Insurance segment. The Company’s Wholesale Distribution segment holds insurance contracts and mutual funds valued at fair value in support of certain employee benefits.
See Note 18 “Fair Value of Financial Instruments” for further information.
Goodwill and Intangible Assets.    Goodwill, arising from business combinations, represents the excess of the purchase price over the estimated fair value of net assets acquired. In accordance with the provisions of ASC Topic 350-20 “Intangibles – Goodwill and other – Goodwill” (“ASC Topic 350-20”), goodwill and intangible assets deemed to have indefinite lives are not amortized but are subject to annual impairment tests. Other intangible assets are amortized over their estimated useful lives. ASC Topic 350-20 requires that goodwill and certain intangible assets be assessed for impairment on an annual basis and between annual tests, when circumstances or events have occurred that may indicate a potential impairment, using fair value measurement techniques. For purposes of financial reporting and impairment testing in accordance with ASC Topic 350-20, the Company operates in two principal reporting segments, Wholesale Distribution and Insurance.
For the annual goodwill impairment test, entities have the option of first performing a qualitative assessment to test goodwill for impairment on a reporting-unit-by reporting-unit basis. If after performing the qualitative assessment, an entity concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the entity would perform the two-step goodwill impairment test described in ASC Topic 350. An entity that does not elect to use the qualitative analysis and proceeds directly to step one would not need to evaluate the qualitative factors as part of the annual impairment analysis.
The two-step impairment test process consists of the following: In the first step, the estimated fair value of each reporting unit is compared to the carrying value of the respective reporting unit. If the estimated fair value exceeds the carrying value, the goodwill is considered not to be impaired and no additional steps are necessary. If the carrying value exceeds the estimated fair value, the second step of the impairment test is performed to determine the amount of impairment loss. The second step involves comparing the carrying amount of the reporting unit’s goodwill with its implied fair value. If the carrying amount of goodwill exceeds the respective reporting unit’s implied fair value, an impairment loss would be recognized in an amount equal to the excess.
The Company evaluates goodwill (reported entirely within the Wholesale Distribution segment) for impairment at the end of the third quarter of each fiscal year. In addition to the annual goodwill impairment test required under ASC Topic 350-20, during fiscal 2016 and 2015, the Company assessed whether events or circumstances occurred that potentially indicate that the carrying amount of goodwill and intangible assets may not be recoverable. The Company concluded that there were no such events or changes in circumstances during fiscal 2016 and 2015. Consequently, no impairment charges were recorded in fiscal 2016 and 2015.
On September 30, 2007, the Company completed the purchase of certain assets and assumed certain liabilities and obligations related to the operation of Associated Grocers, Incorporated (“AG”) and its subsidiaries of Seattle, Washington (the “AG Acquisition”). The Company estimated costs incurred to exit facilities acquired as part of the AG Acquisition, and such costs were accrued as purchase accounting exit cost liabilities and included in goodwill as part of the AG Acquisition, which was accounted for under FASB Statement No. 141, “Business Combinations” (“FAS 141”). The guidance under FAS 141 remains applicable to the Company given that the AG Acquisition date occurred prior to the effective date of the adoption of FASB Statement No. 141(R), “Business Combinations (Revised 2007)” – (now codified in ASC 805), which was adopted by the Company in the first quarter of fiscal 2010. During fiscal 2013, the actual cost of the exit plan for one of the Seattle facilities was determined to be $1.2 million less than the amount originally accrued, and the reduction in the exit cost liability was recognized with a corresponding reduction in goodwill.
Intangible assets, excluding goodwill, are included in other assets in the consolidated balance sheets. Intangible assets, other than goodwill and trademarks, are recorded at cost, less accumulated amortization. Amortization of intangible assets with finite lives is provided over their estimated useful lives ranging from 3 to 144 months on a straight-line or accelerated basis. As of October 1, 2016 and October 3, 2015, balances of intangible assets with finite lives, net of accumulated amortization, goodwill and trademarks were as follows:

(dollars in thousands)
October 1, 2016	Remaining Amortization Period	Historical Cost	Accumulated Amortization	Net
Intangible assets subject to amortization:
Customer contracts	3-78 months	$21,354	$14,226	$7,128
Customer relationships	132 months	7,180	4,937	2,243
Label redesign costs	40-48 months	1,835	600	1,235
Goodwill and Intangible assets not subject to amortization:
Goodwill				$37,846
Trademarks				3,010
(dollars in thousands)
October 3, 2015	Remaining Amortization Period	Historical Cost	Accumulated Amortization	Net
Intangible assets subject to amortization:
Customer contracts	3-91 months	$28,236	$19,731	$8,505
Customer relationships	144 months	7,180	4,526	2,654
Label redesign costs	52-60 months	1,836	235	1,601
Goodwill and Intangible assets not subject to amortization:
Goodwill				$37,846
Trademarks				3,010
Amortization expense for other intangible assets was $8.5 million, $10.6 million and $7.6 million for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively. Amortization expense for other intangible assets is estimated to be $3.8 million in fiscal 2017, $2.2 million in fiscal 2018, $1.8 million in fiscal 2019, $1.2 million in fiscal 2020, $0.6 million in fiscal 2021 and $1.0 million thereafter.
Capitalized Software Costs.   The Company capitalizes costs associated with the development of software for internal use pursuant to ASC Topic 350-40 “Intangibles – Goodwill and Other – Internal use software” and amortizes the costs over a 3 to 5-year period. These costs were $15.1 million and $12.4 million (net of accumulated amortization of $57.9 million and $56.8 million) at October 1, 2016 and October 3, 2015, respectively, and are included in other assets in the consolidated balance sheets. Costs incurred in planning, training and post-implementation activities are expensed as incurred.
Long-Lived Asset Groups.   The Company reviews long-lived asset groups for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An asset group is the unit of accounting for a long-lived asset or assets to be held and used, which represents the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. Recoverability of asset groups to be held and used is measured by a comparison of the carrying amount of an asset group to expected future cash flows generated by the asset group. If the carrying amount of an asset group exceeds its estimated undiscounted future cash flows, the carrying amount is compared to fair value and an impairment charge is recognized to the extent of the difference. On a quarterly basis, the Company assesses whether events or changes in circumstances have occurred that potentially indicate the carrying amount of long-lived asset groups may not be recoverable. In July 2016, we ceased operating our Southern California Dairy Division manufacturing facility (see Part I, Item 1, “Business – Recent Developments – Dairy Divisions” for additional discussion). Due to the closure of this facility, land, building and leasehold improvements totaling $5.4 million have been reclassified to assets held for sale on our consolidated balance sheets at October 1, 2016. We evaluated these assets for impairment at October 1, 2016, and we concluded there was no impairment of these assets as we are actively marketing these assets and have received offers in excess of their carrying amount. In addition, this facility had equipment with a net book value of $2.2 million, and we sold $0.9 million of these assets subsequent to the closure of the facility. The remaining $1.3 million of equipment was deemed to be impaired and we accordingly wrote off the remaining equipment during the fourth quarter of fiscal 2016. Other than the foregoing, the Company concluded that there were no material events or significant changes in circumstances that led to impairment during fiscal 2016 and 2015.
Lease and Loan Guarantees.   The Company evaluates lease and loan guarantees pursuant to ASC Topic 460 “Guarantees” (“ASC Topic 460”). Guarantees meeting the characteristics described in the interpretation are initially recorded at fair value. The Company is contingently liable for certain leases guaranteed for certain Members (See Notes 9 and 20).
Income Taxes.   Unified operates primarily as a grocery wholesaler serving independent supermarket operators. In addition, the Company has several wholly-owned subsidiaries providing support services to its customers. These services are provided on a non-patronage basis and any earnings from these activities are taxable. In addition, the Company conducts wholesale business with Non-Member customers on a non-patronage basis and such earnings are retained by the Company and are taxable. The earnings of the Company’s subsidiaries and the business conducted with Non-Member customers are collectively referred to as “Non-Patronage Business.” Otherwise, the Company principally operates as a non-exempt cooperative owned by the Members for income tax purposes. Earnings from business (other than Non-Patronage Business) conducted with its Members are distributed to its Members in the form of patronage dividends. This allows the Company to deduct, for federal and certain state income tax purposes, the patronage dividends paid to Members made in the form of qualified written notices of allocation based on their proportionate share of business done with the cooperative.
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company’s ability to realize the deferred tax asset is assessed throughout the year and a valuation allowance is established accordingly.
Revenue Recognition.    The Company recognizes revenue in accordance with U.S. GAAP and with Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin Topic 13, “Revenue Recognition,” which clarifies certain existing accounting principles for the timing of revenue recognition and classification of revenues in the financial statements. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the price is fixed or determinable, and collectability is reasonably assured. Revenue generated from the Company’s Wholesale Distribution segment is not recognized until title and risk of loss is transferred to the customer, which occur upon delivery of the products. Provisions for discounts, rebates to customers, and returns are provided for at the time the related sales are recorded, and are reflected as a reduction of sales. Service revenues are recognized when such services have been rendered. Taxes collected from customers and remitted to governmental authorities are reported on a net basis.
We make available to our customers additional products through vendor direct arrangements with certain preferred providers. Revenues and costs from these vendors are recorded gross when the Company is the primary obligor in a transaction, is subject to inventory or credit risk, has latitude in establishing price and selecting suppliers, or has several, but not all of these indicators. If the Company is not the primary obligor and amounts earned have little or no inventory or credit risk, revenue is recorded net when earned.
The Company’s vendor direct arrangements (recorded net) totaled $100.8 million, $117.0 million and $112.4 million for the years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.
Vendor Funds.  The Company receives funds from many of the vendors whose products the Company buys for resale to its Members. These vendor funds are provided to increase the sell-through of the related products. The Company receives funds for a variety of merchandising activities: placement of vendors’ products in the Members’ advertising; placement of vendors’ products in prominent locations in the Members’ stores; introduction of new products into the Company's distribution system and Members’ stores; exclusivity rights in certain categories that have slower-turning products; and to compensate for temporary price reductions offered to customers on products held for sale at Members’ stores.
Consideration received from the Company’s vendors is reflected as a reduction of inventory costs or as an offset to service costs incurred on behalf of the vendor for which the Company is being reimbursed. Amounts recorded as a reduction of inventory costs at the time of purchase are recognized in cost of sales upon the sale of the product and amounts received as reimbursement of specific incremental costs to sell the vendor’s products by the Company on behalf of the vendor are recognized as a reduction in distribution, selling and administrative expenses. Amounts due from vendors upon achievement of certain milestones, such as minimum purchase volumes, are accrued prior to the achievement of the milestone if the Company believes it is probable the milestone will be achieved, and the amounts to be received are reasonably estimable.
As the Company provides sales incentives to its customers, the Company adheres to ASC Topic 605, “Revenue Recognition,” which requires vendors’ (and resellers’) sales incentives, paid in the form of cash consideration to customers, to be reflected as a reduction of revenue in the financial statements of a reseller.

Shipping and Handling Costs.    Costs for shipping and handling are included as a component of distribution, selling and administrative expenses. Shipping and handling costs were $232.7 million, $245.1 million and $224.9 million for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.
Environmental Costs.    The Company expenses, on a current basis, certain recurring costs incurred in complying with environmental regulations and remediating environmental pollution. The Company also reserves for certain non-recurring future costs required to remediate environmental pollution for which the Company may be liable whenever, by diligent legal and technical investigation, the scope or extent of pollution has been determined, the Company’s contribution to the pollution has been ascertained, remedial measures have been specifically identified as practical and viable, and the cost of remediation and the Company’s proportionate share can be reasonably estimated.
Comprehensive Earnings (Loss).    Comprehensive earnings (loss) are net earnings, plus certain other items that are recorded by the Company directly to accumulated other comprehensive earnings (loss), bypassing net earnings. See Note 19 “Accumulated Other Comprehensive Earning (Loss)” for further information.
Recently Adopted and Recently Issued Authoritative Accounting Guidance
In November 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)” (“ASU No. 2016-18”). The amendments in ASU No. 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU No. 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU No. 2016-18 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-18 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In August 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU No. 2016-16”). ASU No. 2016-16 requires recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs. ASU No. 2016-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-16 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)” (“ASU No. 2016-15”). ASU No. 2016-15 clarifies how certain cash receipts and payments should be presented in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-15 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU No. 2016-13”). ASU No. 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected by using a valuation account to deduct credit loss allowances from the amortized cost basis of the financial asset(s). In addition, credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. ASU No. 2016-13 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption of ASU No. 2016-13 is permitted. The Company will adopt ASU No. 2016-13 commencing in the first quarter of fiscal 2021. The Company is currently assessing the impact this standard may have on its financial statements and the related expansion of its footnote disclosures.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU No. 2016-02”). The principle objective of ASU No. 2016-02 is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. ASU No. 2016-02 continues to retain a distinction between finance and operating leases but requires lessees to recognize a right-of-use asset representing its right to use the underlying asset for the lease term and a corresponding lease liability on the balance sheet for all leases with terms greater than twelve months. ASU No. 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018. Early adoption of ASU No. 2016-02 is permitted. The Company will adopt ASU No. 2016-02 commencing in the first quarter of fiscal 2020. The Company is currently assessing the impact this standard may have on its financial statements and the related expansion of its footnote disclosures.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU No. 2016-01”). The principle objective of ASU No. 2016-01 is to improve the reporting of financial instruments in order to provide users of financial statements with more decision-useful information. ASU No. 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. The amendment also affects the presentation and disclosure requirements for financial instruments. ASU No. 2016-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-01 commencing in the first quarter of fiscal 2019. The Company is currently assessing the impact this standard may have on its financial statements and the related expansion of its footnote disclosures.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which changes how deferred taxes are classified on organizations’ balance sheets.
ASU No. 2015-17 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent.
The amendments apply to all organizations that present a classified balance sheet. The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company will adopt ASU No. 2015-17 commencing in the first quarter of fiscal 2018. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In July 2015, the FASB issued ASU No. 2015-12, Plan Accounting – Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962), Health and Welfare Benefit Plans (Topic 965) – (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient” (“ASU No. 2015-12”). ASU No. 2015-12 covers three distinct items. Item I removes the requirement to disclose fully benefit-responsive investment contracts at their fair value with a reconciliation to their contract value. A fully benefit-responsive investment contract’s relevant measure is the contract amount as that is the amount a participant would receive upon disbursement. Item II eliminates the current requirement to disclose (1) individual investments that represent 5% or more of net assets available for benefits and (2) the net appreciation or depreciation for investments by general type for investments that are participant-directed or non-participant directed investments. Companies are still required to disclose the net appreciation or depreciation of investments in the aggregate for the period, but are no longer required to present the information disaggregated by general type. Item III amends each of the above topics to allow a practical expedient for measurement of plan assets on a month-end date that is nearest to the Company’s fiscal year-end. ASU No. 2015-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Retrospective application is required for items I and II; however, only prospective application is allowed for item III. Early adoption of ASU No. 2015-12 is permitted. The Company early adopted ASU No. 2015-12 beginning with the Company’s fiscal year-end 2015. ASU No. 2015-12 did not have an impact on the Company’s financial statements and had a minimal impact on the related footnote disclosures.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330) – Simplifying the Measurement of Inventory” (“ASU No. 2015-11”). ASU No. 2015-11 requires entities to measure most inventory at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” ASU No. 2015-11 will not apply to inventories that are measured by using either the last-in, first-out (LIFO) method or the retail inventory method (RIM). No other changes were made to the current guidance on inventory measurement. ASU No. 2015-11 is effective for interim and annual periods beginning after December 15, 2016. Early application is permitted and should be applied prospectively. The Company will adopt ASU No. 2015-11 commencing in the first quarter of fiscal 2018. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In May 2015, the FASB issued ASU No. 2015-07, “Fair Value Measurement (Topic 820) – Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent)” (“ASU No. 2015-07”). ASU No. 2015-07 removes the requirement to categorize within the fair value hierarchy investments for which fair value is measured using the net asset value per share practical expedient and instead requires disclosure of sufficient information about these investments to permit reconciliation of the fair value of investments categorized within the fair value hierarchy to the investments presented in the consolidated balance sheet. ASU No. 2015-07 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Retrospective application is required. Early application of ASU No. 2015-07 is permitted. The Company anticipates that it will elect early adoption of ASU No. 2015-07 coincident with the Company’s fiscal year end 2016. Other than the reduction of certain disclosures for its defined benefit plan investments that use the net asset value per share practical expedient, the Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In April 2015, the FASB issued ASU No. 2015-04, “Compensation – Retirement Benefits (Topic 715) – Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets” (“ASU No. 2015-04”). ASU No. 2015-04 provides an entity whose fiscal year does not coincide with a calendar month-end to utilize a practical expedient for the measurement of the entity’s defined benefit plan assets. The practical expedient allows an entity to measure its plan assets as of the nearest calendar month-end that is closest to the entity’s fiscal year-end. The month-end selected must be consistently used amongst all plans if an entity has more than one plan and must be applied consistently from year to year. ASU No. 2015-04 also provides guidance for significant events that occur between the entity’s fiscal year-end and the month-end selected for measurement. If the event is an entity-initiated event that results in a plan remeasurement, then the plan assets must also be revalued (there is a practical expedient allowed similar to the overall practical expedient). If the event is out of the entity’s control (for example, changes in market prices or interest rates), the entity is not required to remeasure the assets. An entity must disclose the practical expedient election and the date used to measure the assets and obligations. ASU No. 2015-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Company will adopt ASU No. 2015-04 commencing in the first quarter of fiscal 2017. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In April 2015, the FASB issued ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs” (“ASU No. 2015-03”). ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU No. 2015-03. Entities should apply the amendments in ASU No. 2015-03 on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance.
Since the issuance of ASU No. 2015-03, it has been unclear whether and, if so, how ASU No. 2015-03 applies to revolving debt arrangements. At the Emerging Issues Task Force’s June 18, 2015 meeting, the SEC staff clarified that ASU No. 2015-03 does not address debt issuance costs associated with such arrangements and announced that it would “not object to an entity deferring and presenting such costs as an asset and subsequently amortizing the costs ratably over the term of the revolving debt arrangement.” The Company anticipates that it will elect to apply the accounting policy outlined by the SEC staff as stated above. Under that policy, an entity presents remaining unamortized debt issuance costs associated with a revolving debt arrangement as an asset even if the entity currently has a recognized debt liability for amounts outstanding under the arrangement. Further, such costs are amortized over the life of the arrangement even if the entity repays previously drawn amounts.
For public entities, ASU No. 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. The Company will adopt ASU No. 2015-03 commencing in the first quarter of fiscal 2017. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU No. 2014-09”). The FASB indicated that ASU No. 2014-09 clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards that (1) removes inconsistencies and weaknesses in revenue requirements; (2) provides a more robust framework for addressing revenue issues; (3) improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; (4) provides more useful information to users of financial statements through improved disclosure requirements; and (5) simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The original effective date for ASU No. 2014-09 would have required the Company to adopt commencing in the first quarter of fiscal 2018. In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of ASU No. 2014-09 for an additional year and provided the option to elect early adoption of ASU No. 2014-09 on the original effective date. In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606) – Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU No. 2016-08”). ASU No. 2016-08 does not change the core principle of the guidance under ASU No. 2014-09; however, it does clarify the implementation guidance on principal versus agent considerations and includes indicators to assist in evaluating whether an entity controls the good or the service before it is transferred to the customer. In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic

606) – Identifying Performance Obligations and Licensing” (“ASU No. 2016-10”). ASU No. 2016-10 does not change the core principle of the guidance under ASU No. 2014-09; however, it does clarify the implementation guidance on identifying performance obligations and licensing while retaining the related principles for those areas. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. Accordingly, the Company will adopt ASU No. 2014-09 commencing in the first quarter of fiscal 2019. The Company is currently assessing the impact this standard may have on its consolidated financial statements and the related expansion of its footnote disclosures.
In July 2013, the FASB issued ASU No. 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists” (“ASU No. 2013-11”). ASU No. 2013-11 requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward if such asset is available. The assessment of whether a deferred tax asset is available is based on the unrecognized tax benefit and deferred tax asset that exist at the reporting date and should be made presuming disallowance of the tax position at the reporting date. ASU No. 2013-11 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2013. The Company adopted ASU No. 2013-11 in fiscal 2015. The adoption of ASU No. 2013-11 did not have a material impact on the Company’s consolidated financial statements or the related footnote disclosures.
2.    Audit Committee Investigation
Background
In its Notification of Late Filing on Form 12b-25 dated December 19, 2014, with respect to the Company’s Annual Report on Form 10-K for the year ended September 27, 2014, the Company announced that the Audit Committee of the Company’s Board of Directors (“Audit Committee”) was conducting, with the assistance of independent legal counsel, an investigation of issues relating to the setting of case reserves and management of claims by the Company’s former insurance subsidiaries and related matters (the “Audit Committee Investigation”).
In conjunction with the findings of the Audit Committee Investigation, and in consultation with outside actuarial professionals engaged by the Audit Committee and by the Company, management concluded that errors existed in the insurance reserves reported within the Company’s previously issued financial statements. Management determined that the quantitative effect and qualitative nature of the errors did not require restatement and re-issuance of previously issued financial statements. As noted in Note 3, “Assets Held for Sale/Discontinued Operations,” the Company’s Insurance segment was sold on October 7, 2015 and is no longer part of the Company’s continuing operations.
Case Reserve Practices
The Company determined, in conjunction with the findings of the Audit Committee Investigation that during fiscal year 2014 and the prior periods presented in its Annual Report on Form 10-K for the fiscal year ended October 3, 2015, the case reserving practices and related accounting within the former insurance subsidiaries deviated from the established policy of setting case reserves at the best estimate of ultimate cost. The lack of compliance with the former insurance subsidiaries’ policy and inconsistent practices over time introduced errors into the actuarial models which determined overall loss reserves, and thus management concluded that a portion of the increases of required reserves experienced in 2013 and 2014 should have been accounted for in prior periods.
Extensive actuarial analysis was performed in order to estimate the error component of the insurance reserves, and the resulting calculation of the cumulative pre-tax and after tax error. In order to correct the insurance reserves errors, the discontinued operations of Springfield Insurance Company (one of the Company’s former insurance subsidiaries) for the fiscal year ended September 27, 2014, included cumulative additional expense for insurance reserves applicable to prior fiscal periods on a pre-tax and after tax basis of approximately $2.0 million and $1.9 million, respectively. Had this expense been recorded in the proper periods, pre-tax and after tax earnings (loss) from discontinued operations for fiscal 2014 would have been $4.2 million and $2.1 million higher, respectively; pre-tax and after tax earnings (loss) for fiscal 2013 would have been $2.9 million and 1.9 million higher, respectively; and retained earnings as of September 30, 2012 would have been $6.0 million lower. Management determined that the quantitative effect and qualitative nature of the errors do not require restatement and re-issuance of previously issued financial statements.
Disclosures
In addition, the Audit Committee Investigation concluded that a related party transaction that occurred at our former insurance subsidiaries in fiscal year 2012 was not properly reviewed and approved, and was not properly disclosed. The transaction involved changes to the deductible structure and other characteristics of a portfolio of workers compensation policies held by the former insurance subsidiaries. The portfolio contains policies for employees of a customer affiliated with a Member- Director. See Note 20, “Related Party Transactions,” for further information on this transaction.
Associated Costs
The Company incurred approximately $2.8 million and $5.5 million in expenses through the fiscal years ended October 1, 2016 and October 3, 2015, respectively, in connection with the Audit Committee Investigation. Approximately $0.1 million and $0.7 million of these expenses were included in the Company’s loss on sale of discontinued operations (see Note 3).

3.    Assets Held For Sale/ Discontinued Operations
Discontinued Operations
On October 7, 2015 (the “Closing Date”), the Company completed the sale of all of the outstanding shares of the Company’s wholly owned subsidiary, Unified Grocers Insurance Services (“UGIS”), to AmTrust Financial Services, Inc. (“AmTrust” or the “Buyer”) pursuant to the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and between the Company and AmTrust dated as of April 16, 2015. As of the Closing Date, UGIS owned all of the outstanding shares of the capital stock of Springfield Insurance Company (“SIC”) and Springfield Insurance Company Limited (Bermuda) (“SICL,” and collectively with UGIS and SIC, the “Acquired Companies”). For additional information, see Item 1.01. “Entry into a Material Definitive Agreement,” including Exhibit 99.1, “Stock Purchase Agreement by and between Unified Grocers, Inc. and AmTrust Financial Services, Inc. dated as of April 16, 2015” thereto, of the Company’s Current Report on Form 8-K, filed on April 22, 2015 and Item 2.01. “Completion of Acquisition of Disposition of Assets,” including Exhibit 99.2 “Master Services Agreement by and between Unified Grocers, Inc. and AmTrust Financial Services, Inc. dated as of October 7, 2015” thereto, of the Company’s Current Report on Form 8-K, filed on October 14, 2015. The Acquired Companies were previously reported by the Company as a segment identified as the Insurance Segment (“Insurance”).
The Company received $26.2 million in cash proceeds for the Acquired Companies, representing an agreed-upon discount to the Tangible Book Value (“TBV”), which was calculated as defined in the Stock Purchase Agreement. In May 2016, AmTrust delivered to the Company a final closing statement, including its calculation of the TBV as of the Closing Date. The final purchase price was adjusted to reflect an increase in the purchase price of $0.4 million between the estimated TBV as of the Closing Date and the actual TBV as of the Closing Date.
At the Closing Date, AmTrust and the Company also entered into a Master Services Agreement for a term of five (5) years, pursuant to which, among other things, each party agreed to provide the other with certain transition services relating to the business of the Acquired Companies. AmTrust has also agreed to pay the Company an annual payment following each of the first five years (ended December 31) of the term of the Master Services Agreement (each, an “Earn-Out Payment”). Each Earn-Out Payment will be equal to four and one-half percent (4.5%) of gross written premium in respect of each of these first five years. For purposes of such payments, gross written premium will be based on premiums written on or attributable to all insurance policies purchased during the applicable year by members or customers of the Company, issued by SIC or SICL or any other affiliate of AmTrust, to the extent that such policies were purchased from or through UGIS or by a different sales channel if there is a change in UGIS.
Based on agreed upon terms with AmTrust, the Company recorded a $1.3 million impairment on the Company’s investment in Acquired Companies. Additionally, the Company wrote-off $0.7 million in expenses related to the Audit Committee Investigation and incurred $1.2 million in selling costs related to the Acquired Companies. The Acquired Companies incurred an operating loss of $3.7 million for the fiscal year ended October 3, 2015.
For the year ending October 1, 2016, the Company had net earnings of $0.3 million attributable to its discontinued operations. As indicated above, in May 2016, the final purchase price was adjusted to reflect an increase in the purchase price of $0.4 million between the estimated TBV as of the Closing Date and the actual TBV as of the Closing Date. In addition, approximately $0.1 million of Audit Committee Investigation expenses (see Note 2) were included in the Company’s loss on sale of discontinued operations.
Under the terms of the Stock Purchase Agreement with AmTrust, if during the five-year period following the Closing Date of the sale of the Insurance segment, the insurance reserves in respect of any accident arising prior to the closing and covered by an insurance policy written by an insurance subsidiary prior to January 1, 2015 increase as a result of adverse development, we must pay AmTrust for the amount of the increase, up to $1 million in the aggregate and offset up to $2 million from future Earn-Out Payments (as defined in the Stock Purchase Agreement) due to us under the Stock Purchase Agreement. See Item 1.01, “Entry into a Material Definitive Agreement,” including Exhibit 99.1, “Stock Purchase Agreement by and between Unified Grocers, Inc. and AmTrust Financial Services, Inc. dated as of April 16, 2015” thereto, of our Current Report on Form 8-K, filed on April 22, 2015, and Item 2.01, “Completion of Acquisition or Disposition of Assets,” including Exhibit 99.2, “Master Services Agreement by and between Unified Grocers, Inc. and AmTrust Financial Services, Inc. dated as of October 7, 2015” thereto, of our Current Report on Form 8-K, filed on October 14, 2015, for additional information.
During fiscal 2016, AmTrust provided the Company with quarterly reports on the Earn-Out calculations. As described above, the Earn-Out is calculated as a percentage of the written policies related to the Company and customers of UGIS at the time of the sale. The policies written cover a one-year period from the date of the policy. The Company recorded the future Earn-Out on a straight line basis from the period for which the policies were written. In fiscal 2016, the Earn-Out recognized was a pro-rated amount of $0.6 million of the $0.8 million earned. The Company believes there is a potential for reserves to deteriorate, with our potential exposure limited as defined above by the terms of the Stock Purchase Agreement. AmTrust performs its actuarial studies once a year as of December 31. The first reserve measurement impacting the Company’s sale agreement with AmTrust will not take place until December 31, 2016. The Company’s maximum potential exposure at October 1, 2016 as a result of adverse development was determined to be $1.6 million ($1.0 million in potential purchase price adjustment that would be reflected in discontinued operations and $0.6 million related to the Earn-Out Payments that would be reflected in continuing operations). The Company believes reserves were adequate at the time of the sale and has not received sufficient information from AmTrust to determine the amount of adverse development that has occurred, if any. The Company has begun discussions with AmTrust regarding the management of claims and how to improve results. Accordingly, the Company has concluded that a loss reserves accrual representing a purchase price or Earn-Out adjustment would not be appropriate at this time, as such amount is not reasonably estimable.
The Company’s historical financials have been revised to present the operating results of the Acquired Companies as discontinued operations.
Summarized results of the discontinued operations are as follows for the years ended October 3, 2015 and September 27, 2014:

(dollars in thousands)	October 3, 2015	September 27, 2014
Revenue	$12,151	$17,178
Loss from discontinued operations	(3,701)	(7,895)
Provision (benefit) for income taxes	—	(2,914)
Loss from discontinued operations net of tax	$(3,701)	$(4,981)

The operating results of the Acquired Companies were historically reported as the results of operations included in the Insurance segment.
Assets and liabilities identifiable within the Acquired Companies are reported as “Assets held for sale – current” and “Liabilities held for sale – current,” respectively, in the Company’s consolidated balance sheets. The major classes of assets and liabilities of the held-for-sale discontinued operations as of October 3, 2015 are as follows:

(dollars in thousands)	October 3, 2015
Cash	$8,429
Accounts receivable, net of allowance for bad debt	2,715
Prepaid expenses	676
Property, plant & equipment, net	1,351
Investments	85,052
Other assets	27,681
Assets held for sale - current	$125,904

Accounts payable	$592
Accrued liabilities	97,619
Other reserves	1,471
Liabilities held for sale - current	$99,682

Statements of Cash Flows for the discontinued operations for the last two fiscal years:

	October 3, 2015 (53 weeks)	September 27, 2014 (52 weeks)
Cash flows from discontinued operating activities:
Net loss	$(3,701)	$(4,981)
Adjustments to reconcile net loss to net cash provided by discontinued operating activities:
Depreciation and amortization	289	263
(Increase) decrease in assets:
Accounts receivable	7,452	266
Prepaid expenses and other current assets	(81)	(73)
Increase (decrease) in liabilities:
Accounts payable	(133)	148
Accrued liabilities	(1,319)	(340)
Long-term liabilities, other	3,313	12,641
Net cash provided by discontinued operating activities	5,820	7,924
Cash flows from investing activities:
Purchases of securities and other investments	(34,507)	(61,292)
Proceeds from maturities or sales of securities and other investments	37,032	63,420
(Increase) decrease in other assets	(7,013)	(10,366)
Net cash utilized by discontinued investing activities	(4,488)	(8,238)
Cash flows from financing activities:
Net cash provided by discontinued financing activities	—	—
Net increase (decrease) in cash and cash equivalents from discontinued operations	1,332	(314)
Cash and cash equivalents at beginning of year	7,097	7,411
Cash and cash equivalents at end of year	$8,429	$7,097

Assets Held for Sale
In July 2016, the Company ceased operating its Southern California Dairy Division manufacturing facility (see Part I, Item 1, “Business – Recent Developments – Dairy Divisions” for additional discussion). Due to the closure of this facility, land, building and property improvements totaling $5.4 million have been reclassified to assets held for sale on the accompanying consolidated balance sheets at October 1, 2016. Management believes the carrying amount of such assets will be recovered principally through a sale transaction rather than continuing use and the sale of the assets (or disposal group) is probable, and transfer of the assets (or disposal group) is expected to qualify for recognition as a completed sale within one year. The Company evaluated these assets for impairment at October 1, 2016 and concluded there was no impairment of these assets as the Company is actively marketing these assets and has received offers in excess of their carrying amount. In addition, this facility had equipment with a net book value of $2.2 million, and the Company sold $0.9 million of these assets subsequent to the closure of the facility. The remaining $1.3 million of equipment was deemed to be impaired and the Company accordingly wrote-off the remaining equipment during the fourth quarter of fiscal 2016.

4.    Properties and Equipment
Properties and equipment, stated at cost, consisted of the following:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Land	$57,761	$59,753
Buildings and leasehold improvements	132,400	143,692
Equipment	104,756	127,715
Equipment under capital leases	3,575	2,130
	298,492	333,290
Less accumulated depreciation and amortization	148,986	169,482
	$149,506	$163,808

Consolidated depreciation and amortization expense related to properties and equipment was $14.9 million, $14.0 million and $13.8 million for the years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.
Amortization expense related to capital leases was $0.7 million and $0.1 million for the years ended October 1, 2016 and October 3, 2015, respectively. There was no amortization expense related to capital leases for the fiscal year ended September 27, 2014.
In July 2016, the Company ceased operating its Southern California Dairy Division manufacturing facility (see Part I, Item 1, “Business – Recent Developments – Dairy Divisions” for additional discussion). Due to the closure of this facility, land, building and property improvements totaling $5.4 million, net of accumulated depreciation, have been reclassified to assets held for sale on the accompanying consolidated balance sheets at October 1, 2016. See Note 3 for additional discussion.

5.    Investments
The amortized cost and fair value of investments are as follows:

(dollars in thousands)
October 1, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Common stock, at cost				$12,729
Total investments				$12,729

(dollars in thousands)
October 3, 2015	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Common stock, at cost				$13,069
Total investments				$13,069

During the fiscal years ended October 1, 2016 and October 3, 2015, the Company did not hold any trading or held-to-maturity securities.
Net investment income, which is included in net sales, is summarized as follows:

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016	October 3, 2015	September 27, 2014
Dividend income	$11	$6	$—
	11	6	—
Less investment expenses	—	—	—
	$11	$6	$—

Equity investments held by the Company that do not have readily determinable fair values are accounted for using the cost or equity methods of accounting. The Company evaluated its equity investments for impairment as of October 1, 2016 and October 3, 2015, and the Company did not consider any of these equity investments to be impaired.
The Company held investments in Western Family Holding Company (“Western Family”) common stock of $8.6 million and $9.0 million at October 1, 2016 and October 3, 2015, respectively. Western Family is a private company located in Oregon from which the Company purchases food and general merchandise products. The investment represents approximately a 17.2% ownership interest at October 1, 2016 and October 3, 2015, respectively. The Company’s ownership percentage in Western Family is based, in part, on the volume of purchases transacted with Western Family. The investment is accounted for using the equity method of accounting.
In June 2016, Western Family reached an agreement with Topco Associates, LLC (“Topco”) authorizing Topco to procure, manage and market Western Family’s private label brands, including the Western Family and Natural Directions national brand equivalent corporate brands that are sold through the Company. Western Family will continue to own its private label brands and Unified will continue its ownership in Western Family. Western Family announced that the transition of procurement and marketing to Topco will take several months, with all orders and invoices continuing through Western Family until that time. When the transition of the products is complete, Western Family’s headquarters in Oregon will close and Western Family will lay off the majority of its workforce. In conjunction with its agreement with Topco, Western Family provided its investors an estimate of the anticipated costs for the closure of its headquarters, and the Company has accordingly reduced its investment in Western Family by its proportionate share of such costs in the amount of $0.4 million.
As discussed in Part I, Item 1, “Business – Products – Corporate Brands,” the Company currently sells products under national brand equivalent and value-oriented corporate brands. During fiscal 2016, the Company joined Topco, a cooperative, concurrent with an investment of $60 thousand in Topco’s capital stock. Topco is a privately held company headquartered in Illinois that provides procurement, quality assurance, packaging and other services exclusively for its member-owners, which include supermarket retailers, food wholesalers and foodservice companies. Commencing in the fourth quarter of fiscal 2016, the Company began transitioning to Topco as its primary supplier for the Company’s Springfield national brand equivalent corporate brand and its value-oriented Special Value corporate brand products. In addition, Topco will serve as the Company’s sole-source supplier for general merchandise and health and beauty care products under its TopCare label. The investment is accounted for using the cost method of accounting.
The Company’s wholly-owned finance subsidiary, Grocers Capital Company (“GCC”), has an investment in National Consumer Cooperative Bank (“NCB”), which operates as a cooperative and therefore its participants are required to own its Class B common stock. The investment in the Class B common stock of NCB, accounted for using the cost method of accounting, aggregated $4.1 million at both October 1, 2016 and October 3, 2015. The Company recognized $11 thousand and $6 thousand of dividend income from NCB in fiscal years 2016 and 2015, respectively. The Company did not recognize dividend income from NCB in fiscal year 2014.

6.    Accrued Liabilities
Accrued liabilities are summarized as follows:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Accrued wages, current portion of retirement benefits and related taxes	$32,671	$32,156
Accrued income and other taxes payable	1,585	2,185
Accrued promotional liabilities	2,338	2,588
Other accrued liabilities	7,737	9,358
	$44,331	$46,287

7.    Notes Payable
The Company’s notes payable and scheduled maturities are summarized as follows:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Secured revolver borrowings under credit agreements	$152,600	$161,800
Secured term loan borrowings under credit agreement	82,500	92,500
Secured FILO borrowings under credit agreement	15,485	20,714
Obligations under capital leases	2,891	2,097
Other debt agreements	756	1,434
Total notes payable	254,232	278,545
Less portion due within one year	24,491	16,960
	$229,741	$261,585

Maturities of notes payable as of October 1, 2016 are:

(dollars in thousands)
Fiscal year
2017	$24,491
2018	90,665
2019	138,330
2020	708
2021	38
Thereafter	—
$254,232

Secured Credit Agreements
Credit Agreement
The Company is party to an Amended and Restated Credit Agreement dated as of June 28, 2013, as amended by the First Amendment and Consent dated as of June 27, 2014 and as further amended by the Second Amendment, Consent and Lender Joinder dated as of December 18, 2014, the Consent dated as of June 26, 2015 and the Consent dated as of December 28, 2015 (as so amended, the “Credit Agreement”), among the Company, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (“Administrative Agent”), and the lenders party thereto. The Credit Agreement originally provided for a revolving credit facility with total commitments in the principal amount of $275 million and a term loan in the amount of $40.9 million. Certain capitalized terms used in this description of the Credit Agreement have the meanings given to them in the Credit Agreement.
On June 27, 2014, the Company entered into a First Amendment and Consent (the “First Amendment”) with Wells Fargo, as Administrative Agent, and the lenders party thereto, modifying the Credit Agreement. The First Amendment provided for a modification of the excess availability calculations under the Credit Agreement to accommodate normal seasonal working capital needs in the period from June 27, 2014 to January 15, 2015. The First Amendment did not change the $275 million maximum amount that could have been borrowed under the Credit Agreement, but did provide additional flexibility under certain provisions of the Credit Agreement and increased the aggregate amount of permitted credit facilities of the Company’s finance and former insurance subsidiaries from $25 million to $30 million. The Amendment, except as expressly stated, did not modify the Credit Agreement and other loan documents, which remained unmodified and in full force and effect.
On December 18, 2014, the Company entered into a Second Amendment, Consent and Lender Joinder (the “Second Amendment”) among the Company (excluding our wholly-owned finance subsidiary and our former insurance subsidiaries), Wells Fargo, as Administrative Agent, and the lenders party thereto. The Second Amendment amended the existing Credit Agreement.
The Credit Agreement, as amended by the Second Amendment, provides for a revolving credit facility (the “Revolver”) with total commitments (“Revolving Loan Commitments”) in the principal amount of $370 million (increased by the Second Amendment from $275 million) (as such amount may be increased by any increases in the Revolving Loan Commitments and decreased by any reductions in the Revolving Loan Commitments, in each case pursuant to the Credit Agreement) (the “Maximum Revolver Amount”) and a term loan in the amount of $100 million (increased by the

Second Amendment from $40.9 million) (the “Term Loan”). Borrowings under the Revolver may be made as revolving loans, swing line loans or letters of credit.
The aggregate Revolving Loan Commitments under the Credit Agreement may be increased from time to time, either through any of the existing lenders increasing its commitment or by means of the addition of new lenders, up to a maximum commitment of $450 million (increased by the Second Amendment from $400 million). While the consent of the lenders as a group is not required to any such increase, no lender is required to increase its own Revolving Loan Commitment.
The Second Amendment added a “first-in last-out” tranche (the “FILO Facility”) to the Revolver, with all other revolving loans constituting the “Tranche A Facility.” The maximum amount of the FILO Facility (the “FILO Maximum Revolver Amount”) is $21.4 million, reduced by $0.6 million per month from the first anniversary of the Second Amendment to the second anniversary of the Second Amendment, reduced by $1.2 million per month from the second anniversary of the Second Amendment to the third anniversary of the Second Amendment, and reduced to zero on the third anniversary of the Second Amendment. The maximum amount of the Tranche A Facility (the “Tranche A Maximum Revolver Amount”) is the Maximum Revolver Amount (as defined above) minus the FILO Maximum Revolver Amount.
The Credit Agreement matures June 28, 2018. The purpose of the Revolver is to finance working capital and other general corporate needs, which may include capital expenditures and Permitted Acquisitions (as defined in the Credit Agreement). The purpose of the Term Loan was for prepayment of the entire remaining balance of the Company’s senior secured notes pursuant to its Amended and Restated Note Purchase Agreement dated as of January 3, 2006, as amended (the “Senior Note Agreement”), with the then-current noteholders and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”), acting in its capacity as collateral agent for the then-current noteholders (the “Hancock Debt”), and for payment of fees and expenses related to the repayment of the Hancock Debt, and (to the extent of any proceeds of the Term Loan remaining after payment of the Hancock Debt) for the same purposes as the Revolver. The Term Loan is subject to prepayment, if any appraisal of the Term Loan Real Estate shows the outstanding balance of the Term Loan exceeds 60% of the appraised value of the Term Loan Real Estate, in the amount of such excess. The Second Amendment added to the Term Loan Real Estate certain real property of the Company that had secured the Hancock Debt. The principal of the Term Loan is to be repaid monthly beginning January 31, 2015, in an amount per month of $0.8 million (changed by the Second Amendment from an amount per month of $0.4 million, payment of which was due beginning July 31, 2013).
The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s subsidiaries, excluding its finance and former insurance subsidiaries, and are secured by grants of security interests in the accounts receivable, inventory, deposit accounts and certain related collateral (subject to exceptions) of the Company and the guarantor subsidiaries, and in the Term Loan Real Estate. The obligations are also senior to the rights of the Company’s Members with respect to Partially Subordinated Patrons’ Deposit Accounts and patronage dividend certificates, if any.
Borrowings under the Revolver may be made as revolving loans, swing line loans or letters of credit. The Revolver provides for loans up to the sum of (i) the lesser of (A) the Tranche A Maximum Revolver Amount less the sum of any outstanding letter of credit usage plus swing line loans plus reserves as may be established by the Administrative Agent and (B) the amount equal to the Tranche A Borrowing Base at such date (based upon the most recent Borrowing Base Certificate delivered by the Company to the Administrative Agent) less the sum of any outstanding letter of credit usage plus any outstanding swing line loans (“Tranche A Availability”), and (ii) the lesser of (A) the FILO Maximum Revolver Amount and (B) the amount equal to the FILO Borrowing Base as of such date (based upon the most recent Borrowing Base Certificate delivered by the Company to the Administrative Agent) (“FILO Availability”) . The Borrowing Base is calculated as 85% of all Eligible Accounts (primarily accounts receivable) less any Dilution Reserve, plus the lesser of (a) 70% of Eligible Inventory or (b) 90% of the Net Recovery Percentage of Eligible Inventory, less reserves, if any, established by the Administrative Agent. The FILO Borrowing Base is calculated as 5% of all Eligible Accounts, plus the lesser of (a) 5% of Eligible Inventory or (b) 5% of the Net Recovery Percentage of Eligible Inventory. All Revolving Loans at any time outstanding are allocated first to the FILO Revolving Loan Commitments up to the amount of FILO Availability, and then to the Tranche A Revolving Loan Commitments.
Borrowings under the Revolving Loan Commitment and Term Loan bear interest at an interest rate determined by reference either to the Base Rate or to the Eurodollar Rate with the rate election made by the Company at the time of the borrowing or at any time the Company elects to continue or convert a Loan or Loans, while swing loan borrowings bear interest at an interest rate determined by reference to the Base Rate. Tranche A Revolving Loans that are Base Rate Loans will bear interest margins of between 0.50% per annum and 1.00% per annum, dependent upon the Company’s Average Excess Availability for the most recently completed month for which a Borrowing Base Certificate has been delivered. Tranche A Revolving Loans that are Eurodollar Rate Loans will bear interest margins of between

1.50% per annum and 2.00% per annum, based upon the Company’s Average Excess Availability for the most recently completed month for which a Borrowing Base Certificate has been delivered. FILO Revolving Loans that are Base Rate Loans will bear interest margins of between 1.75% per annum and 2.25% per annum, dependent upon the Company’s Average Excess Availability for the most recently completed month for which a Borrowing Base Certificate has been delivered. FILO Revolving Loans that are Eurodollar Rate Loans will bear interest margins of between 2.75% per annum and 3.25% per annum, based upon the Company’s Average Excess Availability for the most recently completed month for which a Borrowing Base Certificate has been delivered. Amounts of the Term Loan that are Base Rate Loans will bear an interest margin of 1.00% per annum; amounts of the Term Loan that are Eurodollar Loans will bear an interest margin of 2.00% per annum. Swing line loans will bear interest at the Base Rate plus the interest margin for Tranche A Revolving Loans, or at such other rate as the Swing Line Lender offers in its discretion. Amounts available under Letters of Credit bear fees of 0.125% per annum plus the applicable Eurodollar Rate Margin for Tranche A Revolving Loans. If the Consolidated Fixed Charge Coverage Ratio for any period is less than 1.00 to 1.00, then the Base Rate Margin and the Eurodollar Rate Margin shall automatically increase by 0.50%. Undrawn portions of the commitments under the Credit Agreement bear commitment fees at a rate of either 0.25% per annum or 0.375% per annum, also dependent upon the Company’s Average Excess Availability. The Company may reduce the Revolving Loan Commitments at any time on five Business Days’ written notice, but not below the Total Utilization of Revolving Commitments, in a minimum amount of $2,500,000 and multiples of $100,000 in excess of that amount. The Company may reduce the FILO Revolving Loan Commitments at any time on five Business Days’ written notice in any amount that will not result in an Overadvance, in a minimum amount of $2,500,000 and multiples of $100,000 in excess of that amount.
The Company is subject to a financial covenant during the occurrence of a Financial Covenant Period. A Financial Covenant Period (a) commences when (i) an Event of Default occurs, (ii) Excess Availability is less than the greater of (A) $47.1 million (increased by the Second Amendment from $35 million) and (B) 12.7272% of the Maximum Revolver amount for a period of five consecutive Business Days or (iii) Excess Availability is less than the greater of (A) $40.4 million (increased by the Second Amendment from $30 million) and (B) 10.9090% of the Maximum Revolver Amount at any time and (b) continues until a period of 30 consecutive Business Days has elapsed during which at all times (i) no Event of Default exists and (ii) Excess Availability is equal to or greater than the greater of (A) $47.1 million (increased by the Second Amendment from $35 million) and (B) 12.7272% of the Maximum Revolver Amount. During a Financial Covenant Period, the Company is obligated to maintain a Consolidated Fixed Charge Coverage Ratio of not less than 1.15 to 1.0, measured as of the end of the most recent Fiscal Month for which financial statements have been delivered prior to the date on which a Financial Covenant Period first begins and as of each Fiscal Month end while the Financial Covenant Period is in effect.
The Credit Agreement imposes financial conditions on the Company redeeming any of its Class A Shares and Class B Shares and repurchasing Class E Shares and paying cash dividends on Class E Shares (other cash dividends being generally prohibited), and prohibits distributions to shareholders and any repurchase of shares when an Event of Default has occurred and is continuing. The Credit Agreement also places certain restrictions on the payment of patronage dividends should an Event of Default occur. Events of Default include, but are not limited to, the failure to pay amounts due to lenders, violation of covenants, the making of false representations and warranties and specified insolvency-related events, subject to specified thresholds, cure periods and/or exceptions.
The Company is subject to negative covenants limiting permitted indebtedness, contingent obligations, liens, investments, acquisitions, restricted payments and certain other matters.
The Credit Agreement is an amended and restated agreement of the previous credit agreement dated as of October 8, 2010, as amended, restated, supplemented or otherwise modified from time to time prior to June 28, 2013. Therefore, in accordance with ASC section 470-50-40 Debt – Modification and Extinguishments – Derecognition (“ASC 470”), the Company in fiscal 2013 accounted for the Credit Agreement as a modification of debt. Accordingly, unamortized deferred financing fees pertaining to the previous credit agreement ($1.4 million) are being amortized through the maturity date of the Credit Agreement (June 28, 2018).
The Company’s outstanding revolver borrowings under the Credit Agreement decreased to $137.6 million at October 1, 2016 (Eurodollar and Base Rate Loans at a blended average rate of 3.05% per annum) from $161.8 million at October 3, 2015 (Eurodollar and Base Rate Loans at a blended average rate of 1.99% per annum). The Company’s outstanding term loan borrowings under the Credit Agreement were $82.5 million at October 1, 2016 (Eurodollar and Base Rate Loans at a blended average rate of 2.52% per annum) and $92.5 million at October 3, 2015 (Eurodollar and Base Rate Loans at a blended average rate of 2.20% per annum). The Company’s outstanding FILO borrowings under the Credit Agreement were $15.5 million at October 1, 2016 (Eurodollar and Base Rate Loans at a blended average rate of 4.29% per annum) and $20.7 million at October 3, 2015 (Eurodollar and Base Rate Loans at a blended average rate of 3.20% per annum). As of October 1, 2016, the Company was in compliance with all applicable financial covenants of the Credit Agreement.
On December 28, 2015, we entered into a consent and waiver (the “Consent”) in which the Administrative Agent and the Lenders consented to the extension to June 30, 2016 (previously December 31, 2015 pursuant to the consent and waiver dated June 26, 2015) of the deadline for delivery of the annual financial statements required pursuant to the Credit Agreement and certain certificates and information required by the Credit Agreement to be delivered with financial statements required pursuant to the Credit Agreement. The annual financial statements and associated required certifications were delivered to the Administrative Agent and the Lenders on June 1, 2016.
Subsidiary Financing Arrangement
The Company’s wholly-owned finance subsidiary, GCC, is party to an Amended and Restated Loan and Security Agreement, dated as of September 26, 2014 as amended by Amendment Number One dated as of June 26, 2015 and further amended by Amendment Number Two dated as of September 23, 2016 (as so amended, the “GCC Loan Agreement”), by and among GCC, the lenders party thereto, and ZB, N.A., dba California Bank & Trust (“CBT”), as Arranger and Administrative Agent. The GCC Loan Agreement amended and restated the existing loan agreement dated as of September 24, 2010, as amended or otherwise modified from time to time prior to September 26, 2014. The GCC Loan Agreement provides for a revolving credit facility with total commitments in the principal amount of $25.0 million. Borrowings under the GCC Loan Agreement may not exceed the amount equal to the Borrowing Base at such date (based upon the most recent Borrowing Base Certificate delivered by GCC to the Administrative Agent). The Borrowing Base is calculated as 80% of GCC’s eligible notes receivable (certain notes receivable restricted to 50%), less any reserves as may be established by the Administrative Agent. The GCC Loan Agreement matures on December 31, 2016. Certain capitalized terms used in this description of the GCC Loan Agreement have the meanings given to them in the GCC Loan Agreement. Borrowings under the GCC Loan Agreement are utilized to fund loans to the Company’s customers and for GCC’s general corporate purposes, including customary financing and operating activities.
GCC entered into Amendment Number One to Amended and Restated Loan and Security Agreement (the “GCC Amendment No. 1”), dated as of June 26, 2015, by and among GCC, the lenders party thereto, and CBT, as Arranger and Administrative Agent. The GCC Amendment No. 1 amends the GCC Loan Agreement to modify certain provisions relating to borrowing procedures and number of loan requests, as well as to permit CBT to fund as sole lender certain short term advances thereunder. See Item 1.01. “Entry into a Material Definitive Agreement – Grocers Capital Company Amended and Restated Loan and Security Agreement” and Item 2.03. “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of our Current Report on Form 8-K, filed on July 2, 2015, for additional information.
GCC entered into Amendment Number Two to Amended and Restated Loan and Security Agreement (the “GCC Amendment No. 2”), dated as of September 23, 2016, by and among GCC, the lenders party thereto, and CBT, as Arranger and Administrative Agent. The GCC Amendment No. 2 amends the GCC Loan Agreement to modify the maturity date of the agreement from September 30, 2016 to December 31, 2016. See Item 1.01. “Entry into a Material Definitive Agreement – Grocers Capital Company Amended and Restated Loan and Security Agreement” and Item 2.03. “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of our Current Report on Form 8-K, filed on September 28, 2016, for additional information.
On December 28, 2015, GCC received consent from CBT for the GCC Loan Agreement to extend the due date of the covenant requirement to deliver the Company’s consolidated audited financial statements, which was previously December 31, 2015, to June 30, 2016. See Item 1.01. “Entry into a Material Definitive Agreement – Amendment of Amended and Restated Credit Agreement” and “ – Grocers Capital Company Amended and Restated Loan and Security Agreement” of the Company’s Current Report on Form 8-K, filed on December 29, 2015, for additional information. The consolidated audited financial statements and associated certifications of the Company were delivered to CBT on June 1, 2016.
The GCC Loan Agreement provides for revolving loans. At the election of GCC, revolving loans shall bear interest at the LIBOR Rate or the Base Rate, plus an interest rate margin. The interest rate margin for LIBOR Rate loans is 3.00% per annum. The interest rate margin for Base Rate loans is 0.75% per annum. Undrawn portions of the commitments under the GCC Loan Agreement bear commitment fees at the rate of 0.25% per annum. GCC had revolving loan borrowings of $15.0 million and zero under the GCC Loan Agreement bearing an interest rate of 4.00% (3.25% prime plus 0.75% interest rate margin), outstanding at October 1, 2016 and October 3, 2015, respectively.

GCC must maintain a minimum of $0.3 million in average, monthly, combined balances at CBT. In addition, GCC shall maintain at least $0.3 million in a blocked and restricted account at CBT, as cash collateral subject to the terms of the Pledge Agreement. Upon GCC’s conversion to an independent billing system, to the satisfaction of CBT, as evidenced by a written confirmation from CBT to GCC, such Cash Collateral Account shall be closed and the funds therein returned to GCC, and GCC shall no longer be obligated to maintain such Cash Collateral Account, and the Pledge Agreement shall terminate.
GCC is subject to negative covenants limiting permitted indebtedness, liens, investments, acquisitions, restricted payments and certain other matters. As of October 1, 2016, the Company was not in violation of any applicable financial covenants of the GCC Loan Agreement.
Senior Secured Notes
Prior to December 18, 2014, the Company was party to a Senior Note Agreement with the then-current noteholders and John Hancock, acting in its capacity as collateral agent for the then-current noteholders, collectively referred to herein as the “Hancock Debt,” which originally consisted of three tranches of senior debt: $46.0 million, $40.0 million and $25.0 million with interest rates of 6.421%, 7.157% and 6.82%, respectively. On June 28, 2013, the Company entered into the seventh amendment (“Seventh Amendment”) to the Senior Note Agreement. Certain capitalized terms used in this description of the Seventh Amendment have the meanings given to them in the Seventh Amendment. The Seventh Amendment released the liens held by the Noteholders on certain real properties (the mechanized distribution center in Commerce, California and the dairy facility in Los Angeles, California) of the Company, and provided for modifications to and deletions of certain financial covenants, including the deletion of a financial covenant that had been previously provided for relating to the maximum permitted Indebtedness to Consolidated EBITDAP Ratio. The released properties now are collateral security for the lenders party to the Credit Agreement. In exchange, the Company paid the Noteholders $50 million plus all accrued and unpaid interest on the prepayment and paid the applicable Make-Whole Amount of $9.4 million, as calculated per the Senior Note Agreement, as well as an amendment fee of 0.5% of the outstanding principal balance of the Hancock Debt after giving effect to the prepayment contemplated by the Seventh Amendment. The prepayment was applied first to the Tranche C Notes (paid in full) with the remainder applied to the Tranche B Notes. The Seventh Amendment increased the fixed interest rate, effective July 1, 2013, for the Tranche A Notes to 7.907% per annum until the January 1, 2016 maturity date. The fixed interest rate for the unpaid portion of the Tranche B Notes, effective July 1, 2013, increased to 7.171% per annum until the January 1, 2016 maturity date. At the January 1, 2016 maturity date, a balloon payment of $45.6 million was due.
On December 18, 2014, the Company prepaid in full the Hancock Debt. The Company prepaid principal and interest on the Hancock Debt in the amount of $48.5 million, and paid the applicable Make-Whole Amount of $3.0 million, as calculated per the Senior Note Agreement, in connection with the prepayment. See Item 1.01. “Entry into a Material Definitive Agreement – Amendment and Restatement of Credit Facility” of the Company’s Current Report on Form 8-K, filed on December 19, 2014, for additional information.
Other Debt Agreements
During fiscal 2013, the Company entered into three secured credit facilities to finance our purchase of tractors. These agreements bear interest at a rate of 2.2% and mature in fiscal 2018. At October 1, 2016 and October 3, 2015, the outstanding loan balance under these three agreements totaled $0.8 million and $1.4 million, respectively.
Standby Letters of Credit
The Company had zero and $1.5 million in standby letters of credit outstanding at October 1, 2016 and October 3, 2015, respectively, to secure various bank, insurance and vendor obligations.

8.    Long-term Liabilities, Other
Long-term liabilities, other are summarized as follows:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Pension and postretirement benefit liabilities	$178,315	$154,257
Other long-term liabilities	6,887	6,923
	$185,202	$161,180

9.    Leases
Capital and Operating Leases
The Company has entered into operating leases and non-cancelable capital leases for warehouse, transportation and data processing equipment.
The Company has also entered into operating leases for approximately 20 retail supermarkets. The majority of these locations are subleased to various Members of the Company. The operating leases and subleases are non-cancelable, renewable in certain instances, include purchase options that are not bargain purchase options, and require payment of real estate taxes, insurance and maintenance.
Rent expense for operating leases was $20.0 million, $18.1 million and $18.3 million for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively. Sublease rental income was $4.5 million, $3.9 million and $4.1 million for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.
Minimum rentals on equipment under capital leases and properties leased by the Company, including properties subleased to third parties, as of October 1, 2016, are summarized as follows:

(dollars in thousands)
Fiscal year	Capital Leases	Operating Leases
2017	$755	$22,681
2018	755	18,261
2019	755	13,276
2020	718	9,323
2021	38	5,974
Thereafter	—	6,659
Total minimum lease payments	3,021	$76,174
Less: amount representing interest	(130)
Present value of net minimum lease payments	2,891
Less: current installments of obligations under capital leases	(699)
Obligations of capital leases excluding current installments	$2,192

Future minimum sublease rental income on operating leases as of October 1, 2016 is summarized as follows:

(dollars in thousands)
Fiscal year	Operating Leases
2017	$4,769
2018	3,449
2019	3,291
2020	2,655
2021	1,254
Thereafter	3,590
Total future minimum sublease income	$19,008
Lease Guarantees
At October 1, 2016, the Company was not contingently liable with respect to any lease guarantees as indicated in the table below.

(dollars in thousands)
Remaining Lease Term	Guaranteed Leases
Less than 1 year	$—
1-3 years	—
4-5 years	—
More than 5 years	—
Total lease guarantees	$—

In consideration of lease guarantees and subleases, the Company typically receives a monthly fee equal to 5% of the monthly rent under the lease guarantees and subleases. Obligations of Members to the Company, including lease guarantees, are generally supported by the Company’s right of offset, upon default, against the Members’ cash deposits and shareholdings, as well as in certain instances, personal guarantees and reimbursement and indemnification agreements.

10.    Income Taxes
The significant components of income tax (benefit) expense are summarized as follows:

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016	October 3, 2015	September 27, 2014
Federal:
Current	$(3,921)	$(635)	$(7,842)
Deferred	4,093	(3,245)	7,399
Total federal	172	(3,880)	(443)
State:
Current	105	101	262
Deferred	(43)	(172)	1,689
Total state	62	(71)	1,951
Income taxes	$234	$(3,951)	$1,508
The effects of temporary differences and other items that give rise to deferred tax assets and liabilities are presented below:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Deferred tax assets:
Accounts receivable	$1,526	$1,636
Accrued benefits	73,155	59,513
Lease reserves	1,279	897
Insurance reserves	—	3,405
Net operating loss carry forwards	12,851	17,772
Deferred patronage loss	10,695	10,714
Non-qualified written notice of allocation	7,803	10,989
Deferred loss on sale of discontinued operations	9,102	527
Inventory reserve	933	1,801
Credits	3,316	3,316
Interest capitalization	243	250
Deferred revenue	628	185
Other	2,304	1,853
Total gross deferred tax assets	$123,835	$112,858
Less: Valuation allowance	(41,434)	(29,322)
Total deferred tax assets net of valuation allowance	$82,401	$83,536
Deferred tax liabilities:
Depreciation of properties and equipment	$37,533	$36,202
Market value adjustment	1,326	1,031
Capitalized software	6,205	4,520
Deferred state taxes	696	681
Other	287	698
Total gross deferred tax liabilities	$46,047	$43,132
Net deferred tax assets	$36,354	$40,404

The Company had net deferred tax assets of $36.4 million and $40.4 million, of which $4.1 million and $9.2 million are classified as deferred income taxes in current assets and $32.3 million and $31.2 million are included in other assets in the consolidated balance sheets as of October 1, 2016 and October 3, 2015, respectively.
A valuation allowance is required to be provided to reduce the deferred tax assets to a level which, more likely than not, will be realized. The Company’s net deferred tax assets of approximately $36.4 million and $40.4 million were reduced by tax valuation allowances of $41.4 million and $29.3 million at October 1, 2016 and October 3, 2015, respectively. Management evaluated the available positive and negative evidence in determining the realizability of the net deferred tax assets at October 1, 2016 and October 3, 2015 and concluded it is more likely than not that the remaining deferred tax assets after applying the valuation allowances should be realized through future operating results, the reversal of taxable temporary differences, and tax planning strategies.
ASC 220, “Comprehensive Income,” requires an entity to disclose the amount of income tax expense or benefit allocated to each component of other comprehensive income (“OCI”) where these components are displayed. ASC 740, “Income Taxes,” prescribes an accounting model known as “intraperiod tax allocation” for allocating an entity’s annual income tax provision among continuing operations and other components, including OCI and discontinued operations. Pursuant to this guidance, the difference between total income tax expense or benefit from all components and the income tax expense or benefit from continuing operations is the incremental effect of items other than income from continuing operations. When a change in valuation allowance is directly attributable to an item of income or loss other than continuing operations, the tax consequence may be allocated to that other category of income or loss. Accordingly, $10.9 million and $13.4 million of valuation allowance have been recorded in OCI as of the fiscal years ended October 1, 2016 and October 3, 2015, respectively. Additionally, zero and $2.2 million of valuation allowance have been recorded to discontinued operations as of the fiscal years ended October 1, 2016 and October 3, 2015.

The Company had tax-effected federal net operating loss carryforwards of approximately $11.2 million and $15.9 million and state net operating loss carryforwards of approximately $1.7 million and $1.9 million as of the fiscal years ended
October 1, 2016 and October 3, 2015, respectively. A portion of the federal net operating loss is being carried forward under Internal Revenue Code Section 382 and expires in fiscal 2019 for federal income taxes. The remaining federal net operating loss carryforwards begin to expire in fiscal 2033. The state net operating loss carryforwards begin to expire in fiscal 2017.
The (benefit) provision for income taxes at the Company’s effective tax rate differed from the provision for income taxes at the federal statutory rate (34% in 2016, 2015 and 2014) as follows:

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016	October 3, 2015	September 27, 2014
Federal income tax (benefit) expense at the statutory rate	$(2,519)	$(6,323)	$368
State income taxes, net of federal income tax benefit	41	(47)	1,288
Life insurance	(508)	539	(423)
Adjustment to prior year tax liabilities	—	(104)	442
Meals and entertainment	60	85	122
Valuation allowance	3,994	2,436	—
Liability for unrecognized tax benefits	(462)	(418)	(458)
Other, net	(372)	(119)	169
Provision (benefit) for income taxes	$234	$(3,951)	$1,508

At October 1, 2016, management is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its recognized tax positions. The Company continues to recognize interest and penalties accrued related to unrecognized tax benefits and penalties within its provision for income taxes. The Company had no material interest and penalties accrued at October 1, 2016.
As of October 1, 2016, the Company is subject to income tax examinations for its U.S. federal income taxes for fiscal years 2013 and thereafter and for state and local income taxes for fiscal years 2012 and thereafter. The Company is currently not under audit for any of its income tax jurisdictions.

11.    Patronage Dividends
Unified distributes patronage dividends to its Members based upon its patronage earnings during a fiscal year. Non-Member customers are not entitled to receive patronage dividends. The Board approves the payment of patronage dividends and the form of such payment for the Company’s three patronage earnings divisions: the Southern California Dairy Division, the Pacific Northwest Dairy Division and the Cooperative Division.

•
Southern California Dairy Division: Prior to July 2016, patronage earnings attributable to the Southern California Dairy Division had been derived primarily from sales of products manufactured at a milk and fruit drink bottling plant located in Los Angeles, California. Patronage dividends for this division were paid solely to Members who purchased dairy and other related products from the Southern California Dairy Division. We ceased operating this facility in July 2016 but continue to offer fluid milk and other products, including our private label brands, to our Members and customers through a vendor direct arrangement with Dean Foods Company. Coincident with this change, the Company no longer pays patronage dividends on products supplied by Dean Foods Company.

•
Pacific Northwest Dairy Division: Patronage earnings attributable to the Pacific Northwest Dairy Division had been derived from sales of dairy products manufactured by third party suppliers located in Oregon and Washington. Patronage dividends for this division were paid solely to Members who purchased dairy products from the Pacific Northwest Dairy Division. In conjunction with the changes to the Southern California Dairy Division discussed above, the Pacific Northwest Dairy Division no longer pays patronage dividends on sales of dairy products after May 2016.

•
Cooperative Division: Patronage earnings attributable to the Cooperative Division are produced from all patronage activities of Unified other than the Southern California and Pacific Northwest Dairy Divisions regardless of geographic location. Patronage dividends for this division are paid based on the qualified patronage purchases of the following types of products: dry grocery, deli, health and beauty care, tobacco, general merchandise, frozen food, ice cream, meat, produce and bakery. Additionally, beginning in fiscal 2015, food products such as Hispanic, other ethnic, gourmet, natural, organic and other specialty foods sold to Members through our Market Centre division are included in patronage earnings and may be eligible for patronage distributions. Historically the Company has distributed patronage dividends in cash, Class B and Class E shares and patronage dividend certificates. We also sell products carried in the Cooperative Division to small Non-Member customers through our Market Centre division. We retain the earnings from such business with Non-Member customers and do not pay patronage dividends on those sales.
The following table summarizes the patronage dividends distributed by Unified during the past three fiscal years.

(dollars in thousands)
Division	2016	2015	2014
Cooperative	$—	$—	$—
Southern California Dairy	6,039	6,450	8,530
Pacific Northwest Dairy	461	784	865
Total	$6,500	$7,234	$9,395

For fiscal 2016, 2015 and 2014, there were no Cooperative Division patronage earnings available for distribution.
The financial statements reflect patronage dividends earned by Members as of the fiscal year ended October 1, 2016.
Patronage dividends produced by the dairy divisions were paid quarterly and were paid in cash.

12.    Capital Shares
Member Requirements
Members of Unified are both owners and customers of the Company. A Member must (1) own 350 Class A Shares and a number of Class B Shares based upon the amount of such Member’s average weekly purchases of product from the Company, or as otherwise specified by the Board; (2) be of approved financial standing; (3) be engaged in selling grocery and related products at retail or wholesale; (4) purchase products from the Company in amounts and in a manner that is established by the Board; (5) make application in such form as is prescribed by the Company; and (6) be accepted as a Member by Board action.
Members of Unified are typically required to satisfy a minimum purchase requirement of $1 million in annual purchases from the Company. This requirement may be modified from time to time by the Board, having been most recently changed in April 2008 at the time of the AG Acquisition. Members at the time of this change, or who were shareholders or customers of AG who became Members in connection with the AG Acquisition, remain subject to the earlier requirement of $5,000 per week in purchases from the Company.
A customer that does not meet the requirements to be a Member, or does not desire to become a Member, may conduct business with the Company as a Non-Member. However, any customer that purchases more than $3 million of product from the Company annually is typically required to be a Member.
Ownership and Exchange of Shares
The Class A and Class B Shares are issued by Unified to its Members, and repurchased by the Company from its Members, a process referred to as the exchange of shares, in each case from time to time at the discretion of the Board and in accordance with the Company’s share purchase requirements and at a price (the “Exchange Value Per Share”) based on a formula approved by the Board. The Exchange Value Per Share, as currently calculated, is equal to Book Value (as defined below) divided by the number of Class A and Class B Shares outstanding at the end of the fiscal year, excluding shares tendered for redemption. “Book Value” is computed based on (1) the fiscal year end balance of Class A and Class B Shares, excluding the redemption value of unredeemed shares tendered for redemption, plus (2) retained earnings, excluding non-allocated retained earnings. The Exchange Value Per Share, as currently calculated, is equal to Book Value (as defined below) divided by the number of Class A and Class B Shares outstanding at the end of the fiscal year, excluding shares tendered for redemption. “Book Value” is computed based on (1) the fiscal year end balance of Class A and Class B Shares, excluding the redemption value of unredeemed shares tendered for redemption, plus (2) retained earnings, excluding non-allocated retained earnings.
There is no established public trading market for the Company’s shares. The Exchange Value Per Share is not intended to and should not be viewed as the amount for which any of our shares of capital stock or, in the aggregate, the Company or its net assets could be sold or the dollar amount that would be required to replace them.

The Non-Allocated Earnings Program authorizes the Board, in its sole discretion, to retain a portion of the Company's annual earnings from its Non-Patronage Business and not allocate those earnings to the Exchange Value Per Share. The Company retained zero of fiscal 2016, fiscal 2015 and fiscal 2014 non-patronage earnings under the Non-Allocated Earnings Program. The amount retained is not included in computing the issuance and redemption prices of the Class A or Class B Shares. In addition, the Non-Allocated Earnings Program grants the Board the authority to reallocate the non-allocated earnings back to the Exchange Value Per Share. The Non-Allocated Earnings Program authorizes the Board to establish a category of non-allocated equity, but does not restrict the uses of that non-allocated equity. The Board intends to use the non-allocated equity authorized by the Non-Allocated Earnings Program for the same general purposes as the Board uses the Company's retained earnings, including support of the growth of its business, other than the payment of the redemption price of Class A and Class B Shares.
The Class C and Class E Shares are exchanged with the Company’s directors and Members, respectively, at a fixed stated value.
Classes of Shares
Class A Shares
The Company’s Bylaws require that each Member own 350 Class A Shares, though in certain instances the Board may accept for membership an affiliate of a Member without such affiliate holding any Class A Shares where the owners of such affiliate are the same, or sufficiently the same, as those of the Member, and the Member already holds the required number of Class A Shares. Holders of Class A Shares are entitled to one vote per share on all matters to be voted upon by the shareholders, and the holders of the Class A Shares are entitled to elect 80% of the Company’s authorized number of directors. If a person holding Class A Shares ceases to be a Member, the Class A Shares held by such outgoing Member are subject to redemption. See “—Redemption of Class A and Class B Shares and Repurchase of Class E Shares.”
Such persons or entities who from time to time may be accepted as new Members of Unified will be required to purchase or subscribe for the purchase of the number of Class A Shares in the manner set forth in the preceding paragraph. The price for these shares is the Exchange Value Per Share of the Company’s outstanding shares at the close of the fiscal year end prior to purchase. At October 1, 2016 and October 3, 2015, the Exchange Value Per Share was $200.27 and $218.27, respectively.
Class B Shares
The Company’s Bylaws require that each Member own such amount of Class B Shares as may be established by the Board. The holders of Class B Shares have the right to elect 20% of the Company’s authorized number of directors. Except as provided above or by California law, the holders of Class B Shares do not have any other voting rights. Any Class B Shares held by an outgoing Member or which are held by a Member in an amount in excess of that required by the Board are subject to redemption. See “—Redemption of Class A and Class B Shares and Repurchase of Class E Shares.”
The Company’s Board currently requires each Member to hold Class B Shares having an issuance value equal to approximately twice the Member’s average weekly purchases from the Cooperative Division, except that as to meat and produce purchases the requirement is approximately one times the Member’s average weekly purchases from the Cooperative Division (the “Class B Share Requirement”). If purchases are not made weekly, the average weekly purchases are based on the number of weeks in which purchases were actually made. For purposes of determining whether a Member holds Class B Shares having an issuance value satisfying the Class B Share Requirement, the issuance value of each Class B Share held by the Member is deemed to be the Exchange Value Per Share in effect at the close of the fiscal year end prior to the issuance of such Class B Share.
One of the ways in which Members may acquire Class B Shares is through the Company’s payment of Cooperative Division patronage dividends at the end of the Company’s fiscal year. If a Member, at the time a patronage dividend is declared, has not satisfied its Class B Share Requirement, the Company may issue Class B Shares to such Member as a portion of the Cooperative Division patronage dividends paid. As Class B Shares are issued as part of a Member’s patronage dividend distribution, the issuance value of such Class B Shares adds to the amount of Class B Shares held by such Member for purposes of satisfying the Class B Share Requirement.
The Class B Share Requirement is determined twice a year, at the end of the Company’s second and fourth fiscal quarters, based on a Member’s purchases from the Cooperative Division during the preceding four quarters. If at the end of the Company’s second fiscal quarter, after giving effect to the value of Class B Shares estimated to be issued as part of the next Cooperative Division patronage dividend, a Member does not hold Class B Shares with a combined issuance value equal to the required amount of Class B Shares, the Company will typically require the Member to make a subordinated deposit (a “Required Deposit”) which may, at the Company’s option, be paid over a 26-week period. If at the end of the Company’s fourth fiscal quarter, after accounting for the issuance of Class B Shares as part of the Cooperative Division patronage dividend distribution declared for such fiscal year after the first year as a Member, a Member does not hold Class B Shares with a combined issuance value equal to the required amount of Class B Shares, then additional Class B Shares must be purchased by the Member in an amount sufficient to satisfy the requirement. The additional Class B Shares may be paid for by the Company charging the Member’s deposit fund in an amount equal to the issuance value of the additional Class B Shares or by direct purchase by the Member, which may be paid over a 26-week period. The Board may increase or otherwise change the Class B Share Requirement at its discretion.
In September 1999, the Company completed a merger (the “United Merger”) with United Grocers, Inc. (“United”), a grocery cooperative headquartered in Milwaukie, Oregon. In October 2007, the Company purchased certain assets and assumed certain liabilities of AG and its subsidiaries. Certain Members, including former shareholders of United and AG, also may satisfy their Class B Share Requirement with respect to stores owned at the time of admission as a Member solely from their patronage dividend distributions by electing to receive Class B Shares in lieu of 80% of the Cooperative Division qualified cash patronage dividends the Member otherwise would receive in the future until the Class B Share Requirement is satisfied. In order to make the election to satisfy their Class B Share Requirement solely from patronage dividend distributions, former shareholders of AG were required to enter into supply agreements with us. During the build-up of its Class B Share Requirement, such a Member is not required to provide a Required Deposit with respect to stores owned at the time of admission as a Member. Satisfaction of the Class B Share Requirement of such Members relating to new stores or growth in the sales of existing stores may not be satisfied solely from their patronage dividend distributions, but is subject to the same payment requirements that apply to other Members.
New Members typically must satisfy their Class B Share Requirement in one of two ways: (1) the purchase of Class B Shares at the time of their admission as a Member such that the required amount is held at that time; or (2) the acquisition of Class B Shares over a five-year period commencing at the start of the Company’s first fiscal year after the Member’s admission, at the rate of 20% of the required amount per fiscal year, such that by the start of the Company’s sixth full fiscal year after the Member’s admission, the required amount is held. If a new Member elects to satisfy the Class B Share Requirement through the acquisition of shares over a five-year period, it is typically required to make a Required Deposit with the Company for the full required amount during the five-year build-up of the Class B Share Requirement. The Required Deposit may generally be paid either in full upon acceptance as a Member or 75% upon acceptance and the balance paid over a 26-week period.
Required Deposits for new stores, replacement stores or growth in the sales of existing stores can be paid either in full or with a 50% down payment and the balance paid over a 26-week period.
The Company may make modifications to the requirements as to the timing of the purchase of Class B Shares and the timing and amount of the Required Deposit on a case-by-case basis, based on the particular circumstances of a Member.
A reduced investment option in lieu of the standard Class B Share Requirement (“SBI”) described above is available if certain qualifications are met. A Member may apply for a reduced Class B Share requirement (“RBI”), which requires the Member to pay for its purchases electronically on the statement due date and demonstrate credit-worthiness. The purpose of the RBI is to encourage Member growth by offering a reduced requirement if the qualifications are met and to provide a cap on the investment requirement at certain volume levels. The RBI is based on a sliding scale such that additional purchase volume marginally reduces the requirement as a percentage of purchase volume. Members who do not apply for the RBI remain on the SBI. However, once a Member has elected the RBI option, it must notify the Company in writing if it wishes to change its election. Generally, changes can only be made at the time of the second quarter recalculation of the Class B Share Requirement in March.
Class C Shares
Certain of the Company’s directors hold Class C Shares. Each of such directors purchased one Class C Share for its stated value. Class C Shares are non-voting director qualifying shares, with no rights as to dividends or other distributions, and share in liquidation at their stated value of $10 per share. There are 24 authorized Class C Shares, of which 15 were outstanding as of October 1, 2016 and October 3, 2015.
Class E Shares
Class E Shares were issued as a portion of the Cooperative Division patronage dividends in fiscal years 2003 through 2009, and may be issued as a portion of the Cooperative Division patronage dividends in future periods, as determined annually at the discretion of the Board. The Class E Shares are subject to repurchase by the Company at $100 per share, do not have the potential to appreciate over time above $100 per share, do not accrue interest, and have no voting rights except as required by law. The Board does not intend to declare ordinary dividends on Class E Shares in the future. Class E Shares are transferable only with the consent of the Company, which will normally be withheld except in connection with the transfer of a Member's business to an existing or new Member for continuation of such business. Class E Shares become eligible for repurchase at the discretion of the Board ten years after their date of issuance. Pursuant to the Company’s redemption policy, Class E Shares will not be repurchased for ten years from their date of issuance unless approved by the Board or upon sale or liquidation of the Company, with the outstanding Class E Shares becoming eligible for repurchase between the end of fiscal 2013 and the end of fiscal 2018. Thereafter, shares may be repurchased by the Company subject to the limitations of California General Corporation Law, credit agreements, the Articles of Incorporation and Bylaws, redemption policy and approval by the Board.
Redemption of Class A and Class B Shares and Repurchase of Class E Shares
Unified’s Articles of Incorporation and Bylaws provide that the Board has the absolute discretion to repurchase, or not repurchase, any Class A, Class B or Class E Shares of any outgoing Member regardless of when the membership terminated, and any Class B Shares in excess of the Class B Share Requirement (“Excess Class B Shares”) held by a current Member, whether or not the shares have been tendered for repurchase and regardless of when the shares were tendered. The Board considers the redemption of eligible Class A Shares at each board meeting. All other shares eligible for redemption are considered by the Board on an annual basis, usually in December. Class E Shares will only be repurchased upon approval of the Board, and the repurchase price for the Class E Shares is fixed at $100 per share.
Excess Class B Shares may be redeemed at the sole discretion of the Board. If the Member tendering the shares for repurchase is current on all obligations owing to the Company, and no grounds exist for termination of membership, such redemption may be affected by paying cash to the Member or crediting the redemption price to the Member’s account. The redemption price for such shares shall be the same as provided on the termination of membership. If the Member tendering the shares for repurchase is not current on all obligations owing to the Company, and no grounds exist for termination of membership, the Company may redeem such Excess Class B Shares and apply the proceeds against all amounts owing to the Company. The right to deduct any amounts owing to the Company against the total redemption price for shares is solely at the Company’s option. Shareholders may not offset or recoup any obligations to the Company or otherwise refuse to pay any amounts owed to the Company.
The Company’s redemption policy currently provides that the number of Class B Shares that Unified may redeem in any fiscal year is limited to no more than 5% of the sum of:

•	The number of Class B Shares outstanding at the close of the preceding fiscal year end; and

•	The number of Class B Shares issuable as a part of the patronage dividend distribution for the preceding fiscal year.
Unified’s Board has the absolute discretion to redeem Excess Class B Shares or to redeem Class A and Class B or repurchase Class E Shares of any outgoing Member regardless of when the membership terminated or the Class B Shares were tendered. The Board also has the right to elect to redeem Excess Class B or repurchase Class E Shares even though such redemption or repurchase has not been requested and without regard to each year’s five percent limit or any other provision of the redemption policy.
Subject to the Board’s determination and approval, any redemption or repurchase of shares will be on the terms and, subject to the limitations and restrictions, if any, set forth in the California General Corporation Law, the Company’s Articles of Incorporation and Bylaws, credit agreements to which the Company is a party, and the Company’s redemption policy, which is subject to change at the sole discretion of the Board.
The following tables summarize the Class A and Class B Shares tendered for redemption, shares converted, shares redeemed, and the remaining number of shares and their aggregated redemption value pending redemption at the fiscal year end of each of the following periods:

(dollars in thousands)
Class A Shares	Tendered	Converted(a)	Redeemed	Remaining	Redemption Value at Fiscal year end
Fiscal 2013				700	$221
Fiscal 2014	10,500		9,800	1,400	$391
Fiscal 2015	7,350		7,000	1,750	$489
Fiscal 2016	3,500		—	5,250	$1,250

(dollars in thousands)
Class B Shares	Tendered	Redeemed	Remaining	Redemption Value at Fiscal year end
Fiscal 2013			78,776	$24,207
Fiscal 2014	29,534	19,267	89,043	$26,841
Fiscal 2015	8,535	2,985	94,593	$28,226
Fiscal 2016	7,231	—	101,824	$29,833

(a)
Typically, a conversion of Class A Shares to Class B Shares occurs when Members combine or a Member purchases another Member, and in order to avoid duplicative holding of Class A Shares, the additional Class A Shares acquired as a result of such activities are converted into Class B Shares.

At the end of fiscal years 2015, 2014 and 2013, Class E Shares issued as a portion of fiscal years 2005, 2004 and 2003 patronage dividends became eligible for repurchase in fiscal years 2016, 2015 and 2014, respectively. During fiscal 2016 and 2015, respectively, the Company repurchased 91,013 and 2,809 Class E Shares at a price of $9.1 million and $0.3 million.
13.    Benefit Plans
The Company sponsors a cash balance plan (“Unified Cash Balance Plan”). The Unified Cash Balance Plan is a noncontributory defined benefit pension plan covering substantially all employees of the Company who are not subject to a collective bargaining agreement. Under the Unified Cash Balance Plan, participants are credited with an annual accrual based on years of service with the Company. The Unified Cash Balance Plan balance receives an annual interest credit, currently tied to the 30-year Treasury rate that is in effect the previous November, but in no event shall the rate be less than 5%. On retirement, participants will receive a lifetime annuity based on the total hypothetical cash balance in their account. Benefits under the Unified Cash Balance Plan are provided through a trust. Prior to the end of fiscal 2014, the Company amended the Unified Cash Balance Plan to close the plan to new entrants effective December 31, 2014. In addition, the plan was frozen at December 31, 2014 such that current participants will no longer accrue salary-based service credits based on years of service with the Company and pensionable compensation after that date. The annual interest credit as described above will continue for participants active in the plan as of December 31, 2014. Selected groups of vested terminated participants were each given one-time opportunities to elect a lump sum distribution of their benefits or immediate receipt of an annuity as of December 2015 and December 2014. As a result, benefit payments of $8.7 million and $7.9 million, respectively, were distributed from the plan’s assets to those participants who elected such option prior to the end of each of the Company’s first quarters ended January 2, 2016 and December 27, 2014.
The Company also sponsors an Executive Salary Protection Plan III ("ESPPIII") that provides supplemental post-termination retirement income based on each participant's salary and years of service as an officer of the Company. Depending on when the officer became a participant in the ESPPIII, final salary is defined as the highest compensation of the last three years preceding employment separation or the average of the highest five years of compensation out of the last ten years preceding employment separation. The Company has informally funded its obligation to plan participants in a rabbi trust (not considered plan assets for valuation purposes), comprised primarily of life insurance policies reported at cash surrender value and mutual fund assets consisting of various publicly-traded mutual funds reported at estimated fair value based on quoted market prices. In accordance with ASC Topic 710, “Compensation – General”, the assets and liabilities of a rabbi trust must be accounted for as if they are assets and liabilities of the Company. The assets held in the rabbi trust are not available for general corporate purposes. In addition, all earnings and expenses of the rabbi trust are reported in the Company’s consolidated statement of earnings. The cash surrender value of such life insurance policies aggregated $22.4 million and $20.8 million at October 1, 2016 and October 3, 2015, respectively, and are included in other assets in the Company’s consolidated balance sheets. Mutual funds reported at their estimated fair value of $7.3 million and $10.5 million at October 1, 2016 and October 3, 2015, respectively, are included in other assets in the Company’s consolidated balance sheets. The related accrued benefit cost (representing the Company’s benefit obligation to participants) of $40.2 million and $40.7 million at October 1, 2016 and October 3, 2015, respectively, is recorded in long-term liabilities, other in the Company’s consolidated balance sheets. The rabbi trust is subject to the Company’s creditors’ claims in the event of its insolvency. The ESPPIII accrued benefit cost is included in the pension tables below. However, the trust assets are excluded from ESPPIII plan assets as they do not qualify as plan assets under ASC Topic 715, “Compensation – Retirement Benefits”.
Pension (benefit) expense for the Unified Cash Balance Plan and ESPPIII totaled $(1.9) million, $(0.8) million and $5.9 million for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.

The components of net periodic cost for the Unified Cash Balance Plan and ESPPIII consist of the following (measured at September 30, 2015, 2014 and 2013 for fiscal 2015, 2014 and 2013, respectively):

(dollars in thousands)
	Fiscal Years Ended
Unified Cash Balance Plan	October 1, 2016	October 3, 2015	September 27, 2014
Service cost	$—	$1,289	$4,993
Interest cost	9,265	10,711	11,689
Expected return on plan assets	(14,573)	(16,553)	(16,185)
Amortization of prior service cost	—	—	11
Actuarial loss	1,945	994	1,384
Curtailment loss	—	—	34
Net periodic (benefit) cost	$(3,363)	$(3,559)	$1,926

(dollars in thousands)
	Fiscal Years Ended
ESPPIII	October 1, 2016	October 3, 2015	September 27, 2014
Service cost	$378	$987	$1,241
Interest cost	998	1,409	1,457
Amortization of prior service cost (credit)	(6)	(27)	(27)
Recognized actuarial loss	118	434	1,349
Net periodic cost	$1,488	$2,803	$4,020
The Company’s fiscal 2016 pension benefit includes an approximate $2.1 million charge for the Unified Cash Balance Plan and ESPPIII plan combined as a result of amortizing net prior service credits of $7 thousand and an actuarial loss of $2.1 million from accumulated other comprehensive income into pension expense over the 2016 fiscal year.
The Company’s projected fiscal 2017 pension benefit includes an approximate $3.3 million charge for the Unified Cash Balance Plan and ESPPIII plan combined which are expected to be recognized as a result of amortizing projected net prior service credits of zero and a projected actuarial loss of $3.3 million from accumulated other comprehensive income into pension expense over the 2017 fiscal year.
The combined projected plan benefit obligation for the Unified Cash Balance Plan and ESPPIII is $324.8 million and $305.6 million at the end of the year for fiscal 2016 and 2015, respectively.
The following table sets forth the change in benefit obligation for the Unified Cash Balance Plan and ESPPIII (measured at September 30, 2016 and 2015 for fiscal 2016 and 2015, respectively):

(dollars in thousands)
	Unified Cash Balance Plan		ESPPIII
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Benefit obligation at beginning of year	$264,890	$263,999	$40,698	$41,961
Service cost	—	1,289	378	987
Interest cost	9,265	10,711	998	1,409
Plan amendments	—	—	—	—
Actuarial loss (gain)(a)	29,886	6,090	2,066	121
Benefits paid	(19,406)	(17,199)	(3,957)	(3,780)
Curtailment	—	—	—	—
Benefit obligation at end of year	$284,635	$264,890	$40,183	$40,698

(a)
The actuarial loss in fiscal 2016 for the Unified Cash Balance Plan was primarily due to demographic experience, including assumption changes that included a decrease in the discount rate (from 4.45% to 3.60%). These factors caused the funded position to deteriorate. For the fiscal year end 2016 valuation, as further described below, the Company continues to use the same mortality assumption that was changed in conjunction with the fiscal year end 2015 valuation subsequent to the release of two mortality reports issued by the Society of Actuaries’ Retirement Plans Experience Committee. The actuarial loss in fiscal 2016 for the ESPPIII was primarily due to demographic experience, including assumption changes that included a decrease in the discount rate (from 3.25% to 2.49%).
The following table sets forth the change in plan assets for the Unified Cash Balance Plan and ESPPIII (measured at September 30, 2016 and 2015 for fiscal 2016 and 2015, respectively):

(dollars in thousands)
	Unified Cash Balance Plan		ESPPIII
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Fair value of plan assets at beginning of year	$194,946	$218,895	$—	$—
Actual return on plan assets	15,622	(6,750)	—	—
Employer contribution	—	—	3,957	3,780
Benefits paid	(19,406)	(17,199)	(3,957)	(3,780)
Fair value of plan assets at end of year	$191,162	$194,946	$—	$—
The accrued pension and other benefit costs recognized for the Unified Cash Balance Plan and ESPPIII in the consolidated balance sheets are computed as follows:

(dollars in thousands)
	Unified Cash Balance Plan		ESPPIII
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Funded status at September 30, 2016 and 2015, respectively (under-funded)	$(93,473)	$(69,944)	$(40,183)	$(40,698)
Net amount recognized	$(93,473)	$(69,944)	$(40,183)	$(40,698)
The following table sets forth the amounts recognized in the consolidated balance sheets for the Unified Cash Balance Plan and ESPPIII (measured at September 30, 2016 and 2015 for fiscal 2016 and 2015, respectively):

(dollars in thousands)
	Unified Cash Balance Plan		ESPPIII
	October 1, 2016	October 3, 2015	October 1, 2016	October 3, 2015
Prepaid (accrued) benefit cost	$14,624	$11,261	$(32,997)	$(35,466)
Accumulated other comprehensive loss	(108,097)	(81,205)	(7,186)	(5,232)
Net amount recognized	$(93,473)	$(69,944)	$(40,183)	$(40,698)
Total net accrued benefit costs of $133.7 million and $110.6 million at October 1, 2016 and October 3, 2015, respectively, are included in the consolidated balance sheets as follows: $129.8 million and $107.0 million are included in long-term liabilities, other and $3.9 million and $3.6 million are included in accrued liabilities at October 1, 2016 and October 3, 2015, respectively.

The following table reconciles the change in net periodic benefit cost, plan assets, benefit obligation and accumulated other comprehensive (income) loss (and components thereof) for the Unified Cash Balance Plan:

(dollars in thousands)
Unified Cash Balance Plan						Accumulated Other Comprehensive Income Components
October 1, 2016	Annual Cost (benefit)	Fiscal 2009 ASC 715-20 Measurement Date Adjustments to Retained Earnings	Plan Assets	Benefit Obligation	Accumulated Other Comprehensive (Income)/Loss	Deferred Plan Amendment (Unrecognized Prior Service Cost)	Deferred Actuarial (Gains) /Losses
Beginning balance		$673	$194,946	$(264,890)	$81,205	$—	$81,205
Service cost	$—	—	—	—	—	—	—
Interest cost	9,265	—	—	(9,265)	—	—	—
Actual return loss/(gain)	(15,622)	—	15,622	—	—	—	—
Basic annual cost	(6,357)	—	—	—	—	—	—
Contributions	—	—	—	—	—	—	—
Benefits paid	—	—	(19,406)	19,406	—	—	—
Deferrals
Unexpected return adjustment	1,049	—	—	—	(1,049)	—	(1,049)
Unrecognized actuarial loss/(gain)	—	—	—	(29,886)	29,886	—	29,886
Plan Amendments - curtailment	—	—	—	—	—	—	—
Amortization
Prior service cost	—	—	—	—	—	—	—
Unrecognized actuarial loss/(gain)	1,945	—	—	—	(1,945)	—	(1,945)
Curtailment loss	—	—	—	—	—		—
Ending balance	$(3,363)	$673	$191,162	$(284,635)	$108,097	$—	$108,097

The following table reconciles the change in net periodic benefit cost, plan assets, benefit obligation and accumulated other comprehensive (income) loss (and components thereof) for the ESPPIII:

(dollars in thousands)
Unified Cash Balance Plan						Accumulated Other Comprehensive Income Components
October 1, 2016	Annual Cost	Fiscal 2009 ASC 715-20 Measurement Date Adjustments to Retained Earnings	Plan Assets	Benefit Obligation	Accumulated Other Comprehensive (Income)/Loss	Deferred Prior Services (Credit)/Cost	Deferred Actuarial (Gains) /Losses
Beginning balance		$958	$—	$(40,698)	$5,232	$(6)	$5,238
Service cost	$378	—	—	(378)	—	—	—
Interest cost	998	—	—	(998)	—	—	—
Basic annual cost	1,376	—	—	—	—	—	—
Contributions	—	—	3,957	—	—	—	—
Benefits paid	—	—	(3,957)	3,957	—	—	—
Deferrals
Plan amendments	—	—	—	—	—	—	—
Unrecognized actuarial loss/(gain)	—	—	—	(2,066)	2,066	—	2,066
Amortization
Prior service (credit)/cost	(6)	—	—	—	6	6	—
Unrecognized actuarial loss/(gain)	118	—	—	—	(118)	—	(118)
Ending balance	$1,488	$958	$—	$(40,183)	$7,186	$—	$7,186
The weighted-average assumptions used in computing the preceding information for the Unified Cash Balance Plan and the ESPPIII as of September 30, 2016, 2015 and 2014 (the annual plan measurement dates) were as follows:

Unified Cash Balance Plan	2016	2015	2014
Benefit obligations:
Discount rate for benefit obligation(a)	3.60%	4.45%	4.25%
Discount rate for interest cost(a)	3.00%	3.64%	4.25%
Rate of compensation increase(b)	N/A	3.00%	3.00%
Net periodic cost:
Discount rate for net periodic benefit cost(a)	N/A	4.25%	5.00%
Discount rate for interest cost(a)	3.64%	N/A	N/A
Expected long-term return on plan assets	8.00%	8.00%	8.00%
Rate of compensation increase(b)	N/A	3.00%	3.00%
ESPPIII	2016	2015	2014
Benefit obligations:
Discount rate for benefit obligation(c)	2.49%	3.25%	3.50%
Discount rate for interest cost(c)	2.07%	2.57%	3.50%
Discount rate for service cost(c)	2.99%	3.47%	3.50%
Rate of compensation increase	N/A	N/A	N/A
Net periodic cost:
Discount rate for net periodic benefit cost(c)	N/A	3.50%	3.50%
Discount rate for interest cost(c)	2.57%	N/A	N/A
Discount rate for service cost(c)	3.47%	N/A	N/A
Expected long-term return on plan assets	N/A	N/A	N/A
Rate of compensation increase	N/A	N/A	N/A

(a)
The discount rate used to determine the benefit obligation changed from 4.25% at the September 30, 2014 measurement date to the September 2015 and September 2016 yield curves at the September 30, 2015 and September 30, 2016 measurement dates, respectively. The single weighted average rate used in determining the benefit obligation was 4.45% and 3.60% at the September 30, 2015 and September 30, 2016 measurement dates, respectively. Similarly, the single weighted average rate used to determine the fiscal 2016 interest cost was 3.64% (based on changing to the September 2015 yield curve at the September 30, 2015 measurement date). The single weighted average rate used in determining the fiscal 2017 interest cost was 3.00% (based on the September 2016 yield curve at the September 30, 2016 measurement date).

(b)
The rate of compensation increase for the Unified Cash Balance Plan was 3.00% for the first quarter of fiscal 2015. Since the plan was frozen at December 31, 2014, current participants will no longer accrue salary-based service credits based on years of service with the Company, and the rate of compensation increase will be zero commencing January 1, 2015.

(c)
The discount rate used to determine the benefit obligation changed from 3.50% at the September 30, 2014 measurement date to the September 2015 and September 2016 yield curves at the September 30, 2015 and September 30, 2016 measurement dates, respectively. The single weighted average rate used in determining the benefit obligation was 3.25% and 2.49% at the September 30, 2015 and September 30, 2016 measurement dates, respectively. Similarly, the single weighted average rates used to determine the fiscal 2016 interest cost and service cost were 2.57% and 3.47%, respectively (based on changing to the September 2015 yield curve at the September 30, 2015 measurement date). The single weighted average rates used in determining the fiscal 2017 interest cost and service cost were 2.07% and 2.99%, respectively (based on the September 2016 yield curve at the September 30, 2016 measurement date).

The Company’s fiscal 2016 and fiscal 2015 pension expense was calculated based upon a number of actuarial assumptions, including an expected long-term rate of return on plan assets of 8.00% and 8.00%, respectively. In developing the long-term rate of return assumption, the Company evaluated historical asset class returns based on broad equity and bond indices. The expected long-term rate of return on plan assets for fiscal 2016 assumes an asset allocation of approximately 60% equity, 25% fixed income financial instruments, 12.5% alternative investments, and 2.5% real asset investments (see description under “Plan Assets” below). The Company regularly reviews with its third party advisors the asset allocation and periodically rebalances the investment mix to achieve certain investment goals when considered appropriate (see further discussion and related table under “Plan Assets” below). Actuarial assumptions, including the expected rate of return, are reviewed at least annually, and are adjusted as necessary. Lowering the expected long-term rate of return on the Company’s plan assets (for the Unified Cash Balance Plan in fiscal 2016 and fiscal 2015) by 0.50% (from 8.00% to 7.50% for fiscal 2016 and from 8.00% to 7.50% for fiscal 2015) would have increased its pension expense for fiscal 2016 and fiscal 2015 by approximately $0.9 million and $1.0 million, respectively.
For the Company’s 2016 and 2015 fiscal year end actuarial valuations, the Company elected an alternative approach for using discount rates to measure the components of net periodic benefit cost for the Unified Cash Balance Plan and ESPPIII pursuant to ASC 715, “Compensation – Retirement Benefits”. Specifically, the alternative approach focuses on measuring the service cost and interest cost components of net periodic benefit cost by using individual spot rates derived from an acceptable high quality corporate bond yield curve, matched with separate cash flows for each future year. The Company elected to use such an approach instead of the single weighted-average discount rate approach that was employed in prior years’ actuarial valuations. The change in approach does not alter the measurement of the related benefit obligations as of the reporting date. In fiscal 2015, the Company elected to treat this change in approach as a change in accounting estimate. Measuring service cost and interest cost by applying individual spot rates to each year’s cash flows produces a more precise measure of each plan’s service cost and interest cost. This approach uses discount rates that are more granular than the weighted average discount rate previously used to develop discount rates. For the Company’s 2016 fiscal year end actuarial valuation, the discount rates derived utilizing this approach were as follows: (1) For the Unified Cash Balance Plan, the equivalent weighted average discount rate used to measure the pension benefit obligation and interest cost components was 3.60% and 3.00%, respectively; and (2) For the ESPPIII, the equivalent weighted average discount rate used to measure the pension benefit obligation, interest cost and service cost components was 2.49%, 2.07% and 2.99%, respectively. For the Company’s 2015 fiscal year end actuarial valuation, the discount rates derived utilizing this approach were as follows: (1) For the Unified Cash Balance Plan, the equivalent weighted average discount rate used to measure the pension benefit obligation and interest cost components was 4.45% and 3.64%, respectively; and (2) For the ESPPIII, the equivalent weighted average discount rate used to measure the pension benefit obligation, interest cost and service cost components was 3.25%, 2.57% and 3.47%, respectively.
In October 2014, the Society of Actuaries’ Retirement Plans Experience Committee released two mortality reports after a comprehensive review of recent mortality experience of uninsured private retirement plans in the United States. As a result, the mortality assumption that was utilized for determining the Company’s fiscal 2015 pension obligation and projected fiscal 2016 net periodic benefit cost for the Unified Cash Balance Plan and the ESPPIII was changed. The Company changed from the prescribed IRC §430(h)(3)(A) mortality table for pension funding to separate rates for non-

annuitants, based on RP-2014 “Employees” table adjusted to remove post-2007 improvement projections, and annuitants, based on RP-2014 “Healthy Annuitants” table adjusted to remove post-2007 improvement projections, both with the following mortality improvement scale: MP-2014 scale, modified to use a 10-year convergence period to a long-term improvement rate of 1.0% by 2017. The Company utilized the same mortality assumption for its 2016 fiscal year end actuarial valuation as was used for its 2015 fiscal year end actuarial valuation in determining the Company’s fiscal 2016 pension obligation and projected fiscal 2017 net periodic benefit cost for the Unified Cash Balance Plan and the ESPPIII.
Plan Assets
The Company’s Unified Cash Balance Plan weighted-average asset allocation at October 1, 2016 and October 3, 2015, by asset category is as follows:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Asset Category:
Equity securities	$86,698	$104,070
Debt securities (mutual funds comprised of investment grade bonds)	66,368	44,980
Alternative investments	34,630	42,590
Other	3,466	3,306
Total	$191,162	$194,946
The assets of the Unified Cash Balance Plan are invested to provide safety through diversification in a portfolio of common stocks, bonds, cash equivalents and other investments that may reflect varying rates of return. The overall return objective for the portfolio is a reasonable rate consistent with the risk levels established by the Company’s Benefits Committee. The investments are to be diversified within asset classes (e.g., equities should be diversified by economic sector, industry, quality and size).
The long-term target asset allocation for the investment portfolio at October 1, 2016 is divided into five asset classes as follows:

Asset Classes	Maximum %	Minimum %	Target %
Equities	80%	40%	60%
Fixed Income	40%	20%	25%
Alternative Investments	20%	—%	12.5%
Real Assets	10%	—%	2.5%
Cash Equivalents	30%	—%	—%
The equity segment is further diversified by exposure to domestic and international, small and large capitalization, and growth and value stocks. The fixed income segment is subject to quality and duration targets, and is invested in core fixed income and high yield sectors. The purpose of using alternative investments is to reduce the volatility of the overall portfolio and to provide an alternative source of return from that of the domestic capital markets. Alternative investment strategies are defined as investment programs that offer the portfolios access to strategies that have low relative correlation to the domestic equity and fixed income markets. They may include alternative asset classes such as real estate, venture or private capital as well as a variety of investment strategies using marketable securities that seek to generate absolute positive returns regardless of the direction of the capital markets. The purpose of the real asset segment is to provide a level of protection against inflation as well as capitalize on rising commodity prices. Real assets represent investments in items that have intrinsic value because they are consumable or used in production, such as commodities, real estate, infrastructure, precious metals and global natural resources. The percentage of total assets allocated to cash equivalents should be sufficient to assure liquidity to meet disbursements and general operational expenses. Cash equivalents may also be used as an alternative to other investments when the investment manager believes that other asset classes carry higher than normal risk.
The credit and liquidity crisis in the United States and throughout the global financial system in 2008-2009 triggered substantial volatility in the world financial markets and banking system. As a result, the investment portfolio of the Unified Cash Balance Plan incurred a significant decline in the fair value of plan assets during fiscal 2008. The value of the plan’s investment portfolio has experienced fluctuations over the years, including increases in fiscal years 2016 and 2014 and a decline in fiscal year 2015. For those years in which a decline in the value of the plan’s investment portfolio has occurred, management has determined these declines to be temporary in nature. The values of the Unified

Cash Balance Plan’s individual investments have and will fluctuate in response to changing market conditions, and the amount of gains or losses that will be recognized in subsequent periods, if any, cannot be determined.
The value of each plan’s investments has a direct impact on its funded status. The actual impact, if any, and future required contributions cannot be determined at this time.
The Unified Cash Balance Plan’s investments are recorded at fair value in accordance with ASC Topic 820. See Note 1, “Basis of Presentation and Summary of Significant Accounting Policies” and Note 16, “Fair Value of Financial Instruments” for further discussion of ASC Topic 820.
The Company, as the Unified Cash Balance Plan sponsor, determines the classification of financial asset groups within the fair value hierarchy based on the lowest level of input that is significant into each group’s asset valuation.
Equities (comprised of common and preferred stocks and mutual funds) are valued at their fair value and are determined by the quoted market price on the last business day of the fiscal year.
Cash equivalents are valued at cost, which approximates fair value. Cash equivalents include cash in bank and short-term investment funds. Interest income on short-term investment funds is recorded on an accrual basis as earned.
The Unified Cash Balance Plan’s alternative investments, which include limited partnership funds and closely held investments, are valued at their net asset value (“NAV”). The NAV is based on the Unified Cash Balance Plan’s pro-rata share of the investment’s net asset value as reported by the investee. The investee’s strategies include maximization of returns for investors through investment in public and non-public securities with a goal of identifying mis-priced and value-priced securities.
The Unified Cash Balance Plan currently holds 8 limited partnership fund investments with funding commitments extending through 2019. The funds were started in various years from 2008 to 2014. The Unified Cash Balance Plan’s remaining unfunded commitments to limited partnership fund investments as of October 1, 2016 was $3.7 million out of total original commitments of $24.0 million. While shares in the limited partnership fund investments are not redeemable, the Company expects to recover the Unified Cash Balance Plan’s investments in the limited partnership funds through investee distributions as the investee liquidates the underlying assets. The limited partnership fund investments have maturity dates through 2024.
The Unified Cash Balance Plan may redeem shares in its other closely held investments by submitting a request, generally 30 to 90 days prior to a period-end. There are no unfunded commitments for the other closely held investments, which are also measured using NAV. Investments measured utilizing a NAV are not included as assets measured at fair value and are excluded from the tables below.
The following table represents the Unified Cash Balance Plan’s financial instruments recorded at fair value and the hierarchy of those assets as of October 1, 2016:

(dollars in thousands)
	Level 1	Level 2	Level 3	Total

Mutual Funds	$95,660	$—	$—	$95,660
Common & Preferred Stock	57,233	—	—	57,233
Cash Equivalents	3,466	—	—	3,466
Total	$156,359	$—	$—	$156,359
The following table represents the Unified Cash Balance Plan’s financial instruments recorded at fair value and the hierarchy of those assets as of October 3, 2015:

(dollars in thousands)
	Level 1	Level 2	Level 3	Total

Mutual Funds	$74,646	$—	$—	$74,646
Common & Preferred Stock	74,404	—	—	74,404
Cash Equivalents	3,306	—	—	3,306
Total	$152,356	$—	$—	$152,356
Contributions
Unified Cash Balance Plan and ESPPIII

Contributions to the Unified Cash Balance Plan are made in amounts that are at least sufficient to meet the minimum funding requirements of applicable laws and regulations, but no more than amounts deductible for federal income tax purposes.
During July 2012, legislation to provide pension funding relief was enacted as part of the 2012 student loan and transportation legislation titled “Moving Ahead for Progress in the 21st Century” (“MAP-21”). Funding relief was achieved through changes in the methodology employed to determine interest rates used to calculate required funding contributions. The funding relief applied to single-employer pension plans subject to the funding requirements of the Employee Retirement Income Security Act (“ERISA”) that base pension liability calculations on interest rates determined pursuant to the Pension Protection Act of 2006.
During August 2014, legislation to extend the pension funding relief included in MAP-21 was enacted as part of the Highway and Transportation Funding Act of 2014 (“HATFA”). Due to the plan’s funded status, quarterly contributions were not required in fiscal 2016 for the 2016 plan year and there were no required contributions in fiscal 2016 for the 2015 plan year. Accordingly, the Company made no contributions to the Unified Cash Balance Plan during fiscal 2016. During fiscal 2015, we had no additional required contributions for the 2014 plan year, and there were no contributions required for the 2015 plan year. Accordingly, the Company made no contributions to the Unified Cash Balance Plan during fiscal 2015. Due to the plan’s funded status, quarterly contributions will be not required in fiscal 2017 for the 2017 plan year. At its discretion, the Company may contribute in excess of the minimum (zero) requirement. Additional contributions, if any, will be based, in part, on future actuarial funding calculations and the performance of plan investments. Contributions for the 2016 and 2017 plan years, if any, will be due by September 15, 2017 and September 15, 2018, respectively.
The Company made benefit payments of $4.0 million to participants in the ESPPIII during fiscal 2016. The Company expects to make benefit payments of $3.9 million to participants in the ESPPIII in fiscal 2017.
Multiemployer Pension Plans
The Company also contributes to a number of multiemployer defined benefit pension plans that provide defined benefit payments for retired employees under terms of the Company’s collective bargaining agreements (“Union Participants”). These multiemployer plans generally provide retirement benefits to Union Participants based on their service to contributing employers. The plans’ benefits are paid from assets held in trusts for this purpose and are administered by trustees that are appointed by participating employers and union parties.
The risks of participating in these multiemployer plans are different from the risks associated with single-employer plans in the following respects:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating companies.

•
If the Company stops participating in some or all of its multiemployer plans, and continues in business, the Company could be required to pay an amount, referred to as a withdrawal liability, based on the funded status of the plan. The Company has no intention of stopping its participation in any multiemployer plans.

The Company made contributions of $15.2 million, $14.6 million and $14.1 million for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively, to its participating multiemployer plans. The following table provides information regarding the Company’s participation in these multiemployer plans. The table provides the following information:

•	The EIN/Pension Plan Number column provides the Employee Identification Number (“EIN”) and the three-digit plan number, if applicable.

•
Unless otherwise noted, the most recent Pension Protection Act (“PPA”) zone status available in 2016 and 2015 relates to the plans’ two most recent fiscal year-ends. The zone status is based on information that the Company received from the plan and is certified by each plan’s actuary. Among other factors, red zone status plans are generally less than 65 percent funded and are considered in critical status, plans in yellow zone or orange zone status are less than 80 percent funded and are considered endangered or seriously endangered status, and green zone plans are at least 80 percent funded.

•
For plans that are in the red zone, it is indicated whether a Rehabilitation Plan (“RP”) is either pending or has been implemented by the trustees of each plan. Since none of the Company’s plans are considered to be in endangered (yellow zone) or seriously endangered (orange zone) status, disclosure of whether a Financial

Improvement Plan (“FIP”) is either pending or has been implemented is not applicable and therefore is omitted from the table.

•	The table also includes the current expiration date(s) for the collective bargaining agreement(s) under which the plans are associated and contributions to the plans for the last three years.

(dollars in thousands)
		Plan	PPA Zone Status		RP Status	Range of Agreement	Contributions (d)
Pension Fund	EIN	Month/Day End Date	2016	2015	Pending/ Implemented	Expiration Dates	2016	2015	2014
Western Conference of Teamsters Pension Trust	916145047 -001	12/31	Green	Green	No	4/23/16 – 9/19/20 (c)	$13,795	$13,286	$12,760
Bakery & Confectionery Union and Industry International Pension Fund(b)	526118572 -001	12/31	Red	Red	Implemented	2/18/2017	1,043	1,024	1,029
Washington Meat Industry Pension Trust(b)	916134141 -001	9/30	Red	Red	Implemented	9/30/2017	69	71	71
Other plans(a)							270	243	232
Total							$15,177	$14,624	$14,092

(a)	Other plans consist of two plans (each with a PPA zone status of green) that have been aggregated in the foregoing table, as the contributions to each of these plans are not individually material.

(b)	The Company is subject to critical status surcharge contributions that are imposed for plans that are in the red zone.

(c)	The Company has 16 collective bargaining agreements participating in the Western Conference of Teamsters Pension Trust.

(d)
None of the Company’s collective bargaining agreements require that a minimum contribution be made to these plans. None of the Company’s contributions exceed 5% of the total contributions to any of the plans.

Defined Contribution Retirement Plans
Supplemental Executive Retirement Plan
Effective June 1, 2013, the Company implemented a supplemental retirement plan for a select group of management or highly compensated employees that are at the Vice President level and above of the Company under the Unified Grocers, Inc. Supplemental Executive Retirement Plan (the “SERP”). This plan was established to replace the ESPPIII, which has been frozen. The SERP provides participating officers with supplemental retirement income in addition to the benefits provided under the Company’s Cash Balance and 401(k) plans.
The SERP is a non-qualified defined contribution type plan under which benefits are derived based on a notional account balance to be funded by the Company for each participating officer. The account balance will be credited each year with a Company contribution based on the officer’s compensation, calculated as base salary plus bonus, earned during a fiscal year and the officer’s executive level at the end of the fiscal year. Plan participants may select from a variety of investment options (referred to as “Measurement Funds” in the plan document) concerning how the contributions are hypothetically invested. Assets of the SERP (i.e., the participants’ account balances) will not be physically invested in the investments selected by the participants; rather, the Measurement Funds are utilized “for the purpose of debiting or crediting additional amounts” to each participant’s account. The Company informally funds its obligation to plan participants in a rabbi trust, comprised of mutual fund assets consisting of various publicly-traded mutual funds reported at estimated fair value based on quoted market prices. Mutual funds reported at their estimated fair value of $3.1 million and $2.0 million at October 1, 2016 and October 3, 2015, respectively, are included in other assets in the Company’s consolidated balance sheets.
Upon termination of employment or death, the participant’s vested account balance will be payable over a period of from 5 to 15 years, or immediately following a change in control, as elected by the participant upon entry into the SERP. Vesting is based on years of service as an officer at the rate of 20% per year. After 5 years of service as an officer or following a change in control, the account will be 100% vested. An account may be forfeited in the event a participant is terminated for cause or engages in activity in competition with the Company. For those participants active in the

ESPPIII at September 29, 2012 who were selected to participate in the SERP, they will receive one year of vesting credit for each year of service credited in the ESPPIII plus an additional eight months for the period from September 30, 2012 to June 1, 2013.
The SERP is accounted for pursuant to FASB ASC section 715-70, Compensation – Retirement Benefits – Defined Contribution Plans (“ASC 715-70”). SERP participants are credited with a contribution to an account and will receive, upon separation, a benefit based upon the vested amount accrued in their account, which includes the Company’s contributions plus or minus the increase or decrease in the fair market value of the hypothetical investments (Measurement Funds) selected by the participant. ASC 715-70 requires companies to record, on a periodic basis, that portion of a company’s contribution earned during the period by the participants (the “Expense”). The Company is accruing the Expense under the assumption that all participants in the SERP will achieve full vesting (five years of service). As of October 1, 2016 and October 3, 2015, the Company accrued $1.6 million and $1.2 million, respectively, in related benefit cost recorded in long-term liabilities, other in the Company’s consolidated balance sheets.
Sheltered Savings Plan
The Company has a Sheltered Savings Plan (“SSP”), which is a defined contribution plan, adopted pursuant to Section 401(k) of the Internal Revenue Code for substantially all of its nonunion employees. Prior to December 31, 2014, the Company matched, after an employee’s one year of service, each dollar deferred up to 4% of each participant’s eligible compensation and, at its discretion, matched 40% of amounts deferred between 4% and 8% of each participant’s eligible compensation. In response to changes in the Company’s Unified Cash Balance Plan (discussed previously herein), the Company amended the SSP on December 31, 2014. Commencing January 1, 2015, the Company increased its matching portion from 40% to 50% of a participant’s contributions over 4% and up to 8% of each participant’s eligible compensation. In addition, for each of the respective SSP plan years beginning January 1, 2015, January 1, 2016 and January 1, 2017, the Company will make an additional contribution on behalf of eligible participants (those who were participants in the Unified Cash Balance Plan as of December 31, 2014) from 1% up to 5% of a participant’s annual eligible compensation. At the end of each plan year, the Company may also contribute an amount equal to 2% of the compensation of those participants employed at that date. Participants are immediately 100% vested in the Company’s contribution.
The Company contributed approximately $7.3 million, $5.1 million and $4.8 million related to its SSP in the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.
Deferred Compensation Plan II
The Company has a nonqualified Deferred Compensation Plan (“DCPII”), which allows eligible employees to defer and contribute to an account a percentage of compensation on a pre-tax basis, as defined in the plan, in excess of amounts contributed to the SSP pursuant to IRS limitations, the value of which is measured by the fair value of the underlying investments. The Company informally funds its deferred compensation liability with assets held in a rabbi trust consisting of life insurance policies reported at cash surrender value and mutual fund assets consisting of various publicly-traded mutual funds reported at estimated fair value based on quoted market prices. The assets held in the rabbi trust are not available for general corporate purposes. Participants can direct the investment of their deferred compensation plan accounts in several investment funds as permitted by the DCPII. Gains or losses on investments are fully allocable to the plan participants. The cash surrender value of life insurance policies and mutual funds reported at their estimated fair value are included in other assets in the Company’s consolidated balance sheets because they remain assets of the Company until paid out to the participants. The cash surrender value of the life insurance policies was $10.6 million and $12.3 million at October 1, 2016 and October 3, 2015, respectively. The estimated fair value of the mutual funds was $0.2 million and negligible at October 1, 2016 and October 3, 2015, respectively. The liability to participants ($11.6 million and $12.5 million at October 1, 2016 and October 3, 2015, respectively) is included in long-term liabilities, other in the Company’s consolidated balance sheets. The rabbi trust is subject to the Company’s creditors’ claims in the event of its insolvency.
Employee Savings Plan
The Company has an Employee Savings Plan, which is a defined contribution plan, adopted pursuant to Section 401(k) of the Internal Revenue Code for substantially all of its union employees. The Company does not match any employee deferrals into the plan, and therefore, there is no related vesting schedule. No expense was incurred in the periods presented.
Other Benefit Plans
Long-Term Incentive Plan

Effective June 1, 2013, the Company implemented the Unified Grocers, Inc. Long-Term Incentive Plan (“LTIP”) to align, motivate and reward executives for their contributions to the long-term financial success and growth of the Company. This long-term plan, in conjunction with the short-term focus of the Company’s annual bonus plan, is designed to link long-term value creation for the Company’s member shareholders with the short-term annual performance by the Company. The LTIP also serves as an additional component to a competitive total compensation package designed to attract and retain talented executives.
The LTIP is offered to a select group of officers of the Company, Vice-President and higher (the “Participants”), and participation may be further constrained or increased at the discretion of the Company’s Compensation Committee.
Participants are awarded with a certain number of Units (defined below) on an annual basis (the “Award”); however, an Award in one year does not ensure that a Participant will receive an Award in subsequent years. Each Award participates in a four-year cycle (“Performance Cycle”), which is based on consecutive fiscal years of the Company, and the amount paid to a Participant, if any, is determined at the end of the Award’s Performance Cycle and is payable prior to December 31st of the year in which the Performance Cycle ends (“Maturity Date”). The Maturity Date is the date on which a Participant’s vested Unit is deemed to mature, which is the earlier of (a) the last day of the Performance Cycle or (b) a change in control of the Company. In fiscal 2016, 2015, 2014 and 2013, LTIP Awards were offered to certain officers of the position of Vice-President or higher. The Participant’s Award is vested based on the Participant’s continuous employment with the Company during the Award’s Performance Cycle.
There are two types of units that are granted as part of an Award: Appreciation Units and Full-Value Units (collectively, “Units”). Effective for fiscal 2016, the LTIP was amended to expand the Awards that may be granted thereunder to include Full-Value Units. A “Full-Value Unit” entitles the award recipient to the “maturity value” on the Units at the end of the Performance Cycle assigned to the Units. The “maturity value” for a Full-Value Unit is the Company’s Exchange Value Per Share for a share of the Class A or Class B stock of the Company as calculated from the Company’s financial statements (see Part I, Item 1. “Business – Capital Shares” for additional information), plus cumulative cooperative division patronage dividends, cash dividends and non-allocated retained earnings attributable to such share Exchange Value Per Share, as calculated from the Company’s financial statements for the fiscal year end that coincides with the end of the Performance Cycle. An “Appreciation Unit” refers to a notional unit that grants Participants the contractual right to receive the positive difference, if any, between the Maturity Value of the Unit on its Maturity Date and the Base Value (capitalized terms defined below) assigned to the Unit at the beginning of the Performance Cycle. The Base Value is equal to the Exchange Value Per Share for the fiscal year ending immediately prior to the Performance Cycle. The Maturity Value is equal to the Exchange Value Per Share plus Cumulative Co-op Patronage Dividends (defined below), plus Cumulative Cash Dividends (the total of cash dividends paid, excluding patronage dividends, as reported in the Company’s fiscal year-end financial statements), plus Cumulative Non-allocated Retained Earnings (defined below), as calculated from the Company’s financial statements for the Performance Cycle assigned to the Appreciation Unit. The difference is then multiplied by the number of vested Appreciation Units awarded for the Performance Cycle that remain outstanding on the Maturity Date. Cumulative Co-op Patronage Dividends are the sum of the Cooperative Division’s patronage earnings divided by the number of Class A and B Shares used in the calculation of the Exchange Value Per Share for each year in the Performance Cycle. Cumulative Co-op Patronage Dividends do not include Dairy Division patronage dividend amounts. The Cumulative Non-allocated Retained Earnings amount is the sum of the total increase or decrease in non-allocated retained earnings for a fiscal year divided by the number of Class A and B Shares used in the calculation of the Exchange Value Per Share for each year in the Performance Cycle.
The Company determines the number of Units to be awarded by first starting with a targeted compensation gap that the awards are designed to fill for each officer. The targeted compensation gap is the value the Units (cumulative Full-Value and Appreciation Units) are targeted to have when they are paid out to the officer at the end of the Performance Cycle. To calculate the number of Full-Value and Appreciation Units to be awarded at the start of the Performance Cycle such that those Full-Value and Appreciation Units achieve the targeted compensation gap, the Compensation Committee uses an assumed potential compound annual growth rate (“CAGR”) of the Appreciation Units over the Performance Cycle plus the Full-Value Units. If the actual CAGR of the Appreciation Units over the Performance Cycle ends up being higher than the assumed potential CAGR used by the Compensation Committee in making the award, which may happen if, for example, the Company’s Exchange Value Per Share, dividends and non-allocated retained earnings exceed expectation, then the actual value of the Appreciation Units at the end of the Performance Cycle may exceed the targeted compensation gap. If, on the other hand, the actual CAGR of the Appreciation Units over the Performance Cycle ends up being lower than the assumed potential CAGR used by the Compensation Committee in making the award, which may happen if, for example, the Company’s Exchange Value Per Share, dividends and non-allocated retained earnings fall short of expectation, then the actual value of the Appreciation Units at the end of the Performance Cycle may not meet the targeted compensation gap.

For the 2013 – 2015 Performance Cycles, all Units awarded were Appreciation Units. For the 2016 Performance Cycle, an officer’s LTIP award is comprised of Full-Value Units, equaling 25% of the targeted compensation gap, and Appreciation Units, equaling 75% of the targeted compensation gap. For the 2017 Performance Cycle, an officer’s LTIP award is comprised of Full-Value Units, equaling 25% or the targeted compensation gap, and Appreciation Units, equaling 75% of the targeted compensation gap. Based on the Company’s calculations relative to the 2013, 2014 and 2015 Performance Cycles, the Company determined there was no LTIP compensation expense for the Performance Cycles to be recorded in fiscal 2016. For the 2016 Performance Cycle, the Company recorded $0.2 million of expense related to the Full-Value Units and zero related to the Appreciation Units. Based on the Company’s calculations relative to the 2013, 2014 and 2015 Performance Cycles, the Company determined there was no LTIP compensation expense for the Performance Cycles to be recorded in fiscal 2015.
Estimated Future Benefit Payments
The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in fiscal years:

(dollars in thousands)
	Unified Cash Balance Plan	ESPPIII
2017	$19,552	$3,910
2018	11,777	4,326
2019	12,123	4,728
2020	12,508	5,148
2021	12,928	5,148
Thereafter	71,048	15,711
Total	$139,936	$38,971
14.    Postretirement Benefit Plans Other Than Pensions
The Company sponsors the following postretirement benefit plans:
Retiree Medical Plan
The Company sponsors a postretirement benefit plan that provides certain medical coverage to retired non-union employees who are eligible to participate in the Unified Grocers, Inc. Retiree Medical Plan (the “RMP”). The RMP is contributory for non-union employees retiring after January 1, 1990, with the retiree contributions adjusted annually. This plan is not funded.
In December 2012, the Company amended the RMP to modify the eligibility requirements for the RMP. Effective as of the end of the first quarter of fiscal 2013, only employees of Unified who have reached 49 years of age with at least 15 years of continuous service with the Company as of the end of the first quarter of fiscal 2013 will remain eligible to participate in the RMP. To receive benefits under the RMP, those employees who remain eligible must remain in continuous service with the Company through their retirement following the attainment of at least 55 years of age. We also reduced the benefits for those who remained eligible. Previously this was a lifetime benefit for the employee and their spouse. This was changed to a 15-year benefit for the employee only.
Officer Retiree Medical Plan
Officers who are at least 55 years of age and have seven years of service with the Company as an officer are eligible to participate in the Officer Retiree Medical Plan (the “ORMP”), which includes the Company’s Executive Medical Reimbursement Plan (the “EMRP”), following termination of employment. Pursuant to the EMRP, officers will be eligible for payment by the insurance plan of the portion of eligible expenses not covered under the Company’s health insurance plan.
Benefits under the ORMP are the same as under the RMP offered to non-union employees but with no annual premium caps, plus dental and vision benefits, continuation of the EMRP during retirement and extension of benefits for eligible dependents following the officer’s death. Active officers will continue to be obligated to pay the regular premium for the Company health insurance plan they have selected. During retirement, officers are required to pay 25% of the ORMP premium to maintain coverage. Effective December 31, 2012, the eligibility provisions of the ORMP were frozen effective September 30, 2012; accordingly, no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in the ORMP. We also reduced the benefits for those who remained eligible. Previously this was a lifetime benefit for the employee and their spouse. This was changed to a 15-year benefit for the employee only.
Executive Insurance Plan
The Company provides for the cost of life insurance on behalf of current and qualifying former officers of Unified through a split-dollar Executive Insurance Plan (the “EIP”) arrangement. As discussed below, this plan was amended in December 2012 to close the plan to new entrants as of September 30, 2012. Accordingly, no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in the EIP. This plan is not funded.
In May 2013, the EIP was amended and restated effective as of June 1, 2013. The EIP previously provided a life insurance benefit under the current whole life insurance policy for covered, active officers of three times their annual salary. For officers who were active on or after June 1, 2013, the EIP, as amended, provides a life insurance benefit of one and one-half times their annual salary up to $1.2 million (reducing to 50% of the original amount at age 70) through group term life insurance. The group term life insurance coverage terminates upon retirement or termination. For active officers who were covered by the EIP at the time it was closed as of September 30, 2012, the EIP, as amended, also provides an additional fixed life insurance benefit amount, payable upon the participant’s death to their designated beneficiaries, based on such participant’s position with the Company as of June 1, 2013 as follows: $1,000,000 for the chief executive officer, $500,000 for executive vice president, $400,000 for senior vice presidents and $300,000 for vice presidents. Such fixed life insurance benefit amounts will not be adjusted for future promotions or increases in salary. Eligible participants who were covered by the whole life insurance policy and retired prior to June 1, 2013 are unaffected by the amendment and are covered under the prior formula of one and one-half times their annual salary in their final year of employment.

Life Plan
A certain group of retired non-union employees currently participate in a plan providing life insurance benefits for which active non-union employees are no longer eligible. This life insurance plan is noncontributory and is not funded.
Sick Leave Union Plan
Certain eligible union employees have a separate plan providing a lump-sum payout for unused days in the sick leave bank. The sick leave payout plan is noncontributory and is not funded.
Plan Amendments
Effective September 2014, in conjunction with the implementation of a paid time-off (“PTO”) program for non-union employees that increased our benefit expenses by $1.8 million, we terminated our non-union sick leave plan, resulting in a $1.4 million reduction in the associated long-term liability and a $1.1 million pre-tax reduction in accumulated other comprehensive earnings, resulting in the recognition of a one-time pre-tax termination gain of $2.5 million, which is recorded in addition to the net periodic postretirement benefit cost in our accompanying consolidated statements of earnings (loss).
In December 2012, the Company amended several of its employee benefit plans. The Company amended the EIP and the ORMP to close the plans to new entrants as of September 30, 2012. Accordingly, no employee that is either hired or becomes an officer on or after such date can become a participant or recommence participation in either plan. The Company also amended the ESPPIII for executive officers to close the eligibility provisions of the ESPPIII to new entrants as of September 30, 2012 (the “Freeze Date”); accordingly, no employee that is either hired or becomes an officer on or after the Freeze Date can become a participant or recommence participation in the ESPPIII. Additionally, benefit accruals under the ESPPIII were frozen for officers who have already attained a 65% gross benefit accrual (generally attained after fifteen (15) or more years of service under the ESPPIII) as of September 30, 2012; accordingly, no such officers will accrue further gross benefits under the ESPPIII after the Freeze Date. For officers participating in the ESPPIII as of the Freeze Date who had less than a 65% gross benefit accrual, such officers will continue to accrue gross benefits under the ESPPIII until they reach a 65% gross benefit accrual. Lastly, in connection with freezing the benefit accrual under the ESPPIII, a participant’s gross accrued benefit will not consider any compensation earned by the participant after the Freeze Date, which effectively freezes the final pay and final average pay formulas under the plan at the September 30, 2012 levels.
In December 2012, the Company also amended the RMP to modify the eligibility requirements for the RMP. Effective as of the end of the first quarter of fiscal 2013, only employees of the Company who have reached 49 years of age with at least 15 years of continuous service with Unified as of the end of the first quarter of fiscal 2013 will remain eligible to participate in the RMP. To receive benefits under the RMP, those employees who remain eligible must remain in continuous service with Unified through their retirement following the attainment of at least 55 years of age. We also reduced the benefits for those who remained eligible. Previously this was a lifetime benefit for the employee and their spouse. This was changed to a 15-year benefit for the employee only.
The components of net periodic benefit cost consist of the following (for all postretirement benefit plans described above, not including the ESPPIII, which is disclosed in Note 13, “Benefit Plans”):

(dollars in thousands)
	Fiscal Years Ended
	October 1, 2016	October 3, 2015	September 27, 2014
Service cost	$31	$57	$173
Interest cost	1,072	1,212	1,383
Amortization of prior service credit	(1,249)	(8,326)	(8,561)
Recognized actuarial loss/(gain)	(474)	104	562
Plan termination and curtailment gains	—	—	(2,472)
Net periodic benefit	$(620)	$(6,953)	$(8,915)

The change in the benefit obligations consists of the following:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Benefit obligation at beginning of year	$34,162	$33,833
Service cost	31	57
Interest cost	1,072	1,212
Plan amendments	—	—
Actuarial loss (gain)(a)	1,123	879
Benefits paid	(1,893)	(1,819)
Non-union sick plan termination benefits and settlement	—	—
Benefit obligation at end of year	$34,495	$34,162

(a)
The actuarial loss in fiscal 2016 for the postretirement benefit plans reflects demographic experience different from assumed for the year, including assumption changes. In addition, there was a decrease in the discount rate applicable to the component plans. These factors caused the funded position to deteriorate. The actuarial loss in fiscal 2015 for the postretirement benefit plans reflects demographic experience different from assumed for the year, including assumption changes. As previously disclosed (see Note 13), the Company changed its mortality assumption for the fiscal 2015 valuation subsequent to the release of two mortality reports issued by the Society of Actuaries’ Retirement Plans Experience Committee. This change caused the funded position to deteriorate. Partially offsetting the mortality assumption change was an increase in the discount rate applicable to the component plans.

The change in the plan assets during the year is:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Fair value of plan assets at beginning of year	$—	$—
Employer contribution	1,893	1,819
Benefits paid	(1,893)	(1,819)
Fair value of plan assets at end of year	$—	$—

The funded status of the plans is:

(dollars in thousands)
	October 1, 2016	October 3, 2015
Funded status at September 30, 2016 and 2015 (under-funded)	$(34,495)	$(34,162)
Net amount recognized	$(34,495)	$(34,162)

Total accrued benefit costs of $34.5 million and $34.2 million at October 1, 2016 and October 3, 2015, respectively, are included in the consolidated balance sheets as follows: $31.5 million and $31.2 million are included in long-term liabilities, other and $3.0 million and $3.0 million are included in accrued liabilities at October 1, 2016 and October 3, 2015, respectively.
The following table reconciles the change in net periodic benefit cost, plan assets, benefit obligation and accumulated other comprehensive (income) loss (and components thereof) for the Company’s postretirement benefit plans:

(dollars in thousands)
Postretirement Benefit Plans						Accumulated Other Comprehensive Income Components
October 1, 2016	Annual Cost	Retained Earnings	Plan Assets	Benefit Obligation	Accumulated Other Comprehensive (Income)/Loss	Deferred Prior Service (Credit)/ Cost	Deferred Actuarial (Gains)/ Losses
Beginning balance	—	$3,260	$—	$(34,162)	$(6,072)	$(3,667)	$(2,405)
Service cost	$31	—	—	(31)	—	—	—
Interest cost	1,072	—	—	(1,072)	—	—	—
Basic annual cost	1,103		—	—	—	—	—
Contributions	—	—	1,893	—	—	—	—
Benefits paid	—	—	(1,893)	1,893	—	—	—
Deferrals
Plan amendments	—	—	—	—	—	—	—
Unrecognized actuarial (gain)/loss	—	—	—	(1,123)	1,123	—	1,123
Amortization
Prior service credit	(1,249)	—	—	—	1,249	1,249	—
Recognized actuarial loss/(gain)	(474)	—	—	—	474	—	474
Ending balance	$(620)	$3,260	$—	$(34,495)	$(3,226)	$(2,418)	$(808)

The Company’s fiscal 2016 postretirement expense includes an approximate $1.7 million credit for its postretirement benefit plans as a result of amortizing prior service credits of $1.2 million and actuarial gains of $0.5 million from accumulated other comprehensive income into postretirement expense over the 2016 fiscal year.
The Company’s projected fiscal 2017 postretirement expense includes an approximate $1.0 million credit for its postretirement benefit plans which is expected to be recognized as a result of amortizing projected prior service credits of $0.6 million and a projected actuarial gain of $0.4 million from accumulated other comprehensive income into postretirement expense over the 2017 fiscal year.
Benefit payments, including those amounts to be paid out of corporate assets and reflecting future expected service as appropriate, are expected to be paid in fiscal years:

(dollars in thousands)
Postretirement Benefit Plans
2017	$2,976
2018	2,171
2019	2,207
2020	2,203
2021	2,237
Thereafter	10,539
Total	$22,333
The weighted-average assumptions as of September 30, 2016, 2015 and 2014 are as follows:

	Postretirement Benefit Plans
	2016	2015	2014
Benefit obligations:
Discount rate for benefit obligation(a)	3.15%	3.91%	3.75%
Discount rate for interest cost(a)	2.51%	3.01%	3.75%
Discount rate for service cost(a)	3.38%	4.25%	3.75%
Rate of compensation increase(b)	3.00%	3.00%	3.00%
Net periodic benefit cost:
Discount rate for net periodic benefit cost(a)	N/A	3.75%	4.25%
Discount rate for interest cost(a)	3.01%	N/A	N/A
Discount rate for service cost(a)	4.25%	N/A	N/A
Rate of compensation increase(b)	3.00%	3.00%	3.00%

(a)
For the Retiree Medical Plan, the discount rate used to determine the benefit obligation changed from 3.75% at the September 30, 2014 measurement date to the September 2015 and September 2016 yield curves at the September 30, 2015 and September 30, 2016 measurement dates, respectively. The single weighted average rate used in determining the benefit obligation was 3.91% and 3.15% at the September 30, 2015 and September 30, 2016 measurement dates, respectively. Similarly, the single weighted average rates used to determine the fiscal 2016 interest cost and service cost were 3.01% and 4.25%, respectively (based on changing to the September 2015 yield curve at the September 30, 2015 measurement date). The single weighted average rates used to determine the fiscal 2017 interest cost and service cost were 2.51% and 3.38%, respectively (based on the September 2016 yield curve at the September 30, 2016 measurement date).

For the Life Plan and Sick Leave Union Plan, the single weighted average rate used to determine the benefit obligation, interest cost and service cost was 4.00% and 3.25% at the September 30, 2015 and September 30, 2016 measurement dates, respectively.

The discount rate used to determine the benefit obligation for the Officer Retiree Medical Plan changed from 3.75% at the September 30, 2014 measurement date to the September 2015 and September 2016 yield curves at the September 30, 2015 and September 30, 2016 measurement dates, respectively. The single weighted average rate used in determining the benefit obligation was 3.93% and 3.19% at the September 30, 2015 and September 30, 2016 measurement dates, respectively. Similarly, the single weighted average rates used to determine the fiscal 2016 interest cost and service cost were 3.08% and 3.88%, respectively (based on changing to the September 2015 yield curve at the September 30, 2015 measurement date). The single weighted average rate used to determine the fiscal 2017 interest cost was 2.56% (based on the September 2016 yield curve at the September 30, 2016 measurement date). Service cost is not applicable for the Officer Retiree Medical Plan in fiscal 2017. The comparable rate for each of these costs was 3.75% for fiscal 2014.

The discount rate used to determine the benefit obligation for the split-dollar Executive Insurance Plan changed from 3.75% at the September 30, 2014 measurement date to the September 2015 and September 2016 yield curves at the September 30, 2015 and September 30, 2016 measurement dates, respectively. The single weighted average rate used in determining the benefit obligation was 4.54% and 3.67% at the September 30, 2015 and September 30, 2016 measurement dates, respectively. Similarly, the single weighted average rate used to determine the fiscal 2016 interest cost was 3.91% (based on changing to the September 2015 yield curve at the September 30, 2015 measurement date). The single weighted average rate used to determine the fiscal 2017 interest cost was 3.20% (based on the September 2016 yield curve at the September 30, 2016 measurement date). The comparable rate for this cost was 3.75% for fiscal 2014.

(b)
The rate of compensation increase for the fiscal 2016 and 2015 union sick pay plan and fiscal 2014 union and non-union sick pay plans is 3.00%. This assumption is not applicable for the other postretirement benefit plans.

For measurement purposes, the following table sets forth the assumed health care trend rates:

	October 1, 2016	October 3, 2015
Pre-age 65 health care cost trend rate assumed for 2016 and 2015(a)	7.50%	8.00%
Pre-age 65 rate to which the cost trend rate is assumed to decline (the ultimate trend rate)(b)	5.00%	5.00%
Pre-age 65 year that the rate reaches the ultimate trend rate	2021	2021
Post-age 65 health care cost trend rate assumed for 2016 and 2015(a)	5.25%	5.50%
Post-age 65 rate to which the cost trend rate is assumed to decline (the ultimate trend rate)(c)	4.75%	4.75%
Post-age 65 year that the rate reaches the ultimate trend rate	2020	2020

(a)	The annual rate of increase in the per capita cost of covered health care benefits.

(b)
The valuation trend assumption was projected as follows: A rate of 7.50% in 2016, 7.00% in 2017, 6.50% in 2018, 6.00% in 2019, 5.50% in 2020, 5.00% in 2021, and 5.00% in 2022 and beyond. The initial trend rate reflects the Company’s recent cost experience, healthcare cost survey data, Patient Protection and Affordable Care Act fee estimates, and the Company’s expected insurance market cost increases over the next year. The ultimate rate was set to reflect general inflation plus added medical inflation. The grading period is an estimate of the length of time it will take for health care costs to become more stable as a percentage of the Gross Domestic Product.

(c)
The valuation trend assumption was projected as follows: 5.25% in 2016, 5.25% in 2017, 5.00% in 2018, 5.00% in 2019, 4.75% in 2020, and 4.75% in 2021 and beyond. The initial trend rate reflects recent experience in the individual Medicare supplement market. The ultimate rate was set to reflect general inflation plus added medical inflation for Medicare supplemental coverage.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates for the RMP and ORMP would have the following effects as of October 1, 2016:

(dollars in thousands)
	1-Percentage-Point Increase	1-Percentage-Point Decrease
Effect on total of service and interest cost	$51	$(45)
Effect on accumulated postretirement benefit obligation	$1,252	$(1,111)

The Company’s union employees participate in a multiemployer plan that provides health care benefits for retired union employees. Amounts contributed to the multiemployer plan for these union employees totaled $0.3 million in fiscal 2016, $0.3 million in fiscal 2015 and $5.0 million in fiscal 2014. Information from the plans’ administrators is not available to permit the Company to determine its proportionate share of termination liability, if any.
Patient Protection and Affordable Care Act
During fiscal year 2010, comprehensive health care reform legislation under the Patient Protection and Affordable Care Act (HR 3590) and the Health Care Education and Affordability Reconciliation Act (HR 4872) (collectively, the “Acts”) was passed and signed into law. The Acts contain provisions that could impact the Company's retiree medical benefits in future periods, including the related accounting for such benefits, such as the 40% excise tax beginning in 2020 that will be imposed on the value of health insurance benefits exceeding a certain threshold. However, the full extent of the impact of the Acts, if any, cannot be determined until all regulations are promulgated under the Acts (or changed as a result of ongoing litigation) and additional interpretations of the Acts become available. Elements of the

Acts, the impact of which are currently not determinable, include the elimination of lifetime limits on retiree medical coverage and reduction of the existing insurance coverage gap for prescription drug benefits that are actuarially equivalent to benefits available to retirees under the Medicare Prescription Drug Improvement and Modernization Act of 2003. On June 28, 2012, the U.S. Supreme Court upheld the constitutionality of the Acts; however, provisions in the Acts requiring each state to expand its Medicaid program or lose all federal Medicaid funds were struck down. The U.S. Supreme Court did not invalidate the Acts’ expansion of Medicaid for states that voluntarily participate; it only held that a state’s entire Medicaid funding cannot be withheld due to its failure to participate in the expansion. The Company will continue to assess the accounting implications of the Acts as related regulations and interpretations of the Acts become available. In addition, the Company may consider plan amendments in future periods that may have accounting implications.

15.    Contingencies
The Company is party to various litigation, claims and disputes, some of which are for substantial amounts, arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, the Company believes the outcome of these matters will not result in a material effect on its financial condition or results of operations.

16.    Segment Reporting
Management identifies segments based on the information monitored by the Company’s chief operating decision maker to manage the business and, accordingly, has the following two reportable segments:

•
The Wholesale Distribution segment includes the results of operations from the sale of groceries and general merchandise products to both Members and Non-Members, including a broad range of branded and corporate brand products in nearly all the categories found in a typical supermarket, including dry grocery, frozen food, deli, meat, dairy, eggs, produce, bakery, ethnic, gourmet, specialty foods, natural and organic, general merchandise and health and beauty care products. Support services (other than insurance and financing), including merchandising, retail pricing, advertising, promotional planning, retail technology, equipment purchasing and real estate services, are reported in the Wholesale Distribution segment. As of October 1, 2016, the Wholesale Distribution segment represents nearly 100% of the Company’s total net sales and 96% of total assets.

Non-perishable products consist primarily of dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise and health and beauty care products. They also include (1) retail support services and (2) products and shipping services provided to Non-Member customers through Unified International, Inc. Perishable products consist primarily of service deli, service bakery, meat, eggs, produce, bakery, and dairy products. Net sales within the Wholesale Distribution segment include $2.5 billion, $2.6 billion and $2.4 billion, or 67%, 65% and 65% of total Wholesale Distribution segment net sales for fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively, attributable to sales of non-perishable products, and $1.2 billion, $1.4 billion and $1.3 billion, or 33%, 35% and 35% of total Wholesale Distribution segment net sales for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively, attributable to sales of perishable products. Wholesale Distribution segment net sales also include revenues attributable to the Company’s retail support services, which comprise less than 1% of total Wholesale Distribution segment net sales, for each of the foregoing respective periods.
Transactions involving vendor direct arrangements are comprised principally of sales of produce in the Pacific Northwest and Northern California and sales of branded ice cream in Southern California. “Gross billings,” a financial metric that adds back gross billings through vendor direct arrangements to net sales and is used by management to assess our operating performance, was $3.861 billion, $4.144 billion and $3.865 billion for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.

•	Discontinued Operations/Assets Held for Sale

◦
The Company’s former Insurance segment included the results of operations for the Acquired Companies (Unified Grocers Insurance Services and the Company’s two insurance subsidiaries, Springfield Insurance Company and Springfield Insurance Company, Limited). As of October 3, 2015, the Company’s former Insurance discontinued operations collectively account for approximately 13% of total assets.

◦
In the current year, as discussed in Note 3, “Assets Held For Sale/Discontinued Operations,” the Company’s Southern California Dairy Division manufacturing facility ceased operating and the remaining assets have been classified as assets held for sale in the Company’s consolidated balance sheets. As of October 1, 2016, the Company’s former dairy manufacturing facility accounted for approximately 1% of total assets.
The All Other category includes the results of operations for the Company’s other support businesses, including its wholly-owned finance subsidiary, whose services are provided to a common customer base, none of which individually meets the quantitative thresholds of a reportable segment. As of October 1, 2016, the All Other category collectively accounts for less than 1% of the Company’s total net sales and 3% of total assets.
Information about the Company’s operating segments is as follows:

(dollars in thousands)
		Fiscal Years Ended
	October 1, 2016	October 3, 2015	September 27, 2014
Net sales
Wholesale distribution: Gross billings	$3,861,072	$4,143,540	$3,865,071
Less: Gross billings through vendor direct arrangements	(100,803)	(117,021)	(112,406)
Wholesale distribution: Net sales	3,760,269	4,026,519	3,752,665
All other	1,561	1,544	1,119
Intersegment eliminations	(366)	(443)	(224)
Total net sales	$3,761,464	$4,027,620	$3,753,560
Operating income (loss)
Wholesale distribution	$8,177	$1,355	$21,665
All other	811	461	10
Total operating income	8,988	1,816	21,675
Interest expense	(10,177)	(9,978)	(11,197)
Loss on early extinguishment of debt	—	(3,200)	—
Patronage dividends	(6,500)	(7,234)	(9,395)
Income taxes	(234)	3,951	(1,508)
Net loss from continuing operations	$(7,923)	$(14,645)	$(425)
Loss from discontinued operations, net	—	(3,701)	(4,981)
Gain (loss) on sale of discontinued operations	281	(3,173)	—
Net loss	$(7,642)	$(21,519)	$(5,406)
Depreciation and amortization
Wholesale distribution	$29,830	$30,955	$27,847
All other	81	86	3
Total depreciation and amortization	$29,911	$31,041	$27,850
Capital expenditures
Wholesale distribution	$6,534	$9,221	$9,938
All other	—	—	—
Total capital expenditures	$6,534	$9,221	$9,938
Identifiable assets at respective year end date
Wholesale distribution	$750,726	$812,341	$781,438
Assets held for sale	5,429	125,904	123,729
All other	24,893	26,080	23,050
Total identifiable assets at respective fiscal year end date	$781,048	$964,325	$928,217

17.    Concentration of Credit Risk
Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of trade receivables, notes receivable, and lease guarantees for certain Members. These concentrations of credit risk may be affected by changes in economic or other conditions affecting the western United States, particularly Arizona, California, Nevada, Oregon and Washington. However, management believes that receivables are well diversified, and the allowances for doubtful accounts are sufficient to absorb estimated losses. However, if the actual uncollected amounts of accounts and notes receivable significantly exceed the estimated allowances, the Company’s operating results would be significantly adversely affected. Obligations of Members to the Company, including lease guarantees, are generally supported by the Company’s right of offset, upon default, against the Members’ cash deposits and shareholdings, as well as personal guarantees and reimbursement and indemnification agreements.

The Company’s largest customer, Cash & Carry Stores, LLC, a wholly-owned subsidiary of Smart & Final, Inc., accounted for 17%, 16% and 15% of total net sales for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively. The Company’s ten largest customers (including Cash & Carry Stores, LLC) combined accounted for 50%, 53% and 49% of total net sales for the fiscal years ended October 1, 2016, October 3, 2015 and September 27, 2014, respectively.
The Company’s ten customers with the largest accounts receivable balances accounted for approximately 41% and 43% of total accounts receivable at October 1, 2016 and October 3, 2015, respectively.
18.    Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value (these values represent an approximation of possible value and may never actually be realized):
Cash and cash equivalents.    The carrying amount approximates fair value due to the short maturity of these instruments.
Accounts receivable and notes receivable.    The carrying amount of accounts receivable approximates its fair value due to its short-term maturity. Other than discussed below, the carrying amount of notes receivable approximates its fair value based principally on the underlying interest rates and terms, maturities, collateral and credit status of the receivables and after consideration of recorded allowances.
As of September 28, 2013, there were indicators of impairment related to certain receivables. During the Company’s third quarter of fiscal 2014, the Company restructured these receivables as part of a troubled debt restructuring and recorded an immaterial impairment. The fair values of assets received, net of liabilities assumed, as part of the restructuring of these receivables were derived from models utilizing unobservable inputs that fall within Level 3 of the fair value hierarchy.
Investments.    Generally, the fair values for investments are readily determinable based on actively traded securities in the marketplace. Investments that are not actively traded are valued based upon inputs including quoted prices for identical or similar assets. Equity securities that do not have readily determinable fair values are accounted for using the cost or equity methods of accounting. The Company regularly evaluates securities carried at cost to determine whether there has been any diminution in value that is deemed to be other than temporary and adjusts the value accordingly.
The following table represents the Company’s financial instruments recorded at fair value and the hierarchy of those assets as of October 1, 2016:

(dollars in thousands)
	Level 1	Level 2	Level 3	Total
Mutual funds	$10,640	—	—	$10,640
Total	$10,640	$—	$—	$10,640

The following table represents the Company’s financial instruments recorded at fair value and the hierarchy of those assets as of October 3, 2015:

(dollars in thousands)
	Level 1	Level 2	Level 3	Total
Mutual funds	$12,546	—	—	12,546
Total	$12,546	$—	$—	$12,546

Mutual funds are valued by the Company based on information received from a third party. These assets are valued based on quoted prices in active markets (Level 1 inputs). At October 1, 2016 and October 3, 2015, respectively, $10.6 million and $12.5 million of mutual funds are included in other assets in the Company’s consolidated balance sheets. For assets traded in active markets, the assets are valued at quoted bond market prices (Level 1 inputs). For assets traded in inactive markets, the service’s pricing methodology uses observable inputs (such as bid/ask quotes) for identical or similar assets. Assets considered to be similar will have similar characteristics, such as: duration, volatility, prepayment speed, interest rates, yield curves, and/or risk profile and other market corroborated inputs (Level 2 inputs). The Company determines the classification of financial asset groups within the fair value hierarchy based on the lowest level of input into each group’s asset valuation.

The Company did not have any significant transfers into and out of Levels 1 and 2 during fiscal 2016 and 2015.
Notes payable.    The fair values of borrowings under the Company’s revolving credit facilities are estimated to approximate their carrying amounts due to the short maturities of those obligations. The fair values for other notes payable are based primarily on rates currently available to the Company for debt with similar terms and remaining maturities.
The fair value of notes payable was $253.6 million and $278.8 million compared to their carrying value of $254.2 million and $278.5 million at October 1, 2016 and October 3, 2015, respectively. These values were based on estimates of market conditions, estimates using present value and risks existing at that time (Level 2 inputs).

19.    Accumulated Other Comprehensive Earnings (Loss)
The balance and components of the change in accumulated other comprehensive earnings (loss), net of taxes, are as follows:

(dollars in thousands)
	Unrealized Net Holding Gain (Loss) on Investments	Defined Benefit Pension Plans and Other Postretirement Benefit Plans Items	Total
Balance, September 28, 2013	501	(12,781)	(12,280)
Other comprehensive earnings (loss) before reclassifications	593	(10,199)	(9,606)
Reclassification adjustment for gains included in net earnings	(944)	(5,043)	(5,987)
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	—	(6,176)	(6,176)
Net current period other comprehensive earnings (loss)	(351)	(21,418)	(21,769)
Balance, September 27, 2014	150	(34,199)	(34,049)
Other comprehensive earnings (loss) before reclassifications	(698)	(19,676)	(20,374)
Reclassification adjustment for losses (gains) included in net earnings	15	(4,411)	(4,396)
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	—	(13,411)	(13,411)
Net current period other comprehensive earnings (loss)	(683)	(37,498)	(38,181)
Balance, October 3, 2015	(533)	(71,697)	(72,230)
Other comprehensive earnings (loss) before reclassifications	710	(21,330)	(20,620)
Reclassification adjustment for (gains) losses included in net earnings	(67)	189	122
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	—	(10,867)	(10,867)
Net current period other comprehensive earnings (loss)	643	(32,008)	(31,365)
Balance, October 1, 2016	$110	$(103,705)	$(103,595)
The reclassifications out of accumulated other comprehensive earnings (loss) were as follows:

(dollars in thousands)
		Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Statements of Earnings (Loss)
		Fiscal Year Ended
	October 1, 2016	October 3, 2015	September 27, 2014
Unrealized net holding gain on investments:
Realized gains – Insurance segment	$—	$—	$1,049	Net sales
Realized (losses) gains – Wholesale Distribution segment	104	(21)	390	Distribution, selling and administrative expenses
	104	(21)	1,439	Earnings (loss) before income taxes
	(37)	6	(495)	Income taxes
	67	$(15)	$944	Net earnings (loss)
Defined benefit pension plans and other postretirement benefit plans items:
Amortization of unrecognized prior service credits	1,255	8,352	8,577	(a)
Amortization of actuarial losses	(1,547)	(1,532)	(3,253)	(a)
Gain on termination of non-union sick leave plan	—	—	2,472
Gain on curtailment of retiree medical plan	—	—	—	(a)
	(292)	6,820	7,796	Earnings (loss) before income taxes
	103	(2,409)	(2,753)	Income taxes
	$(189)	$4,411	$5,043	Net earnings (loss)
Total reclassifications for the period	$(122)	$4,396	$5,987	Net earnings (loss)

(a)
These accumulated other comprehensive earnings (loss) components are included in the computation of net periodic benefit cost for pension and postretirement benefit plans. See Notes 13 and 14 for further information.

The following table indicates the benefit plans that comprise the adjustment to accumulated other comprehensive earnings (loss) as of October 1, 2016 for the impact of ASC Topic 715-20 “Compensation – Retirement Benefits – Defined Benefits Plans – General” (“ASC Topic 715-20”):

(dollars in thousands)
Description of Benefit Plan	Pre-tax Adjustment for Impact of ASC Topic 715-20 (charge)/credit	Deferred Tax Benefit (Liability)	Adjustment for Impact of ASC Topic 715-20, Net of Taxes (charge)/credit
Cash Balance Plan	$(108,097)	$38,273	$(69,824)
Executive Salary Protection Plan	(7,186)	2,538	(4,648)
Postretirement benefit plans	3,226	(2,100)	1,126
Postemployment benefit plans	147	(52)	95
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	—	(30,454)	(30,454)
Total, October 1, 2016	$(111,910)	$8,205	$(103,705)
The following table indicates the benefit plans that comprise the adjustment to accumulated other comprehensive earnings (loss) as of October 3, 2015 for the impact of ASC Topic 715-20 “Compensation – Retirement Benefits – Defined Benefits Plans – General” (“ASC Topic 715-20”):

(dollars in thousands)
Description of Benefit Plan	Pre-tax Adjustment for Impact of ASC Topic 715-20 (charge)/credit	Deferred Tax Benefit (Liability)	Adjustment for Impact of ASC Topic 715-20, Net of Taxes (charge)/credit
Cash Balance Plan	$(81,205)	$28,775	$(52,430)
Executive Salary Protection Plan	(5,232)	1,848	(3,384)
Postretirement benefit plans	6,072	(2,667)	3,405
Postemployment benefit plans	463	(164)	299
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	—	(19,587)	(19,587)
Total, October 3, 2015	$(79,902)	$8,205	$(71,697)

The following table indicates the benefit plans that comprise the adjustment to accumulated other comprehensive earnings (loss) as of September 27, 2014 for the impact of ASC Topic 715-20 “Compensation – Retirement Benefits – Defined Benefits Plans – General” (“ASC Topic 715-20”):

(dollars in thousands)
Description of Benefit Plan	Pre-tax Adjustment for Impact of ASC Topic 715-20 (charge)/credit	Deferred Tax Benefit (Liability)	Adjustment for Impact of ASC Topic 715-20, Net of Taxes (charge)/credit
Cash Balance Plan	$(52,806)	$18,744	$(34,062)
Executive Salary Protection Plan	(5,518)	1,949	(3,569)
Postretirement benefit plans	15,173	(5,884)	9,289
Postemployment benefit plans	493	(174)	319
Deferred tax asset valuation allowance allocated to defined benefit pension plans and other postretirement benefit plans	—	(6,176)	(6,176)
Total, September 27, 2014	$(42,658)	$8,459	$(34,199)

20.    Related Party Transactions
Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to similarly situated eligible Members.
Since the programs listed below are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.
A brief description of related party transactions with Members affiliated with directors of the Company and transactions with executive officers follows.
Loans to Members
Unified provides loan financing to its Members. The Company had the following loans outstanding at October 1, 2016 to a Member affiliated with a director of the Company:

(dollars in thousands)
Director	Interest Rate	Aggregate Loan Balance	Maturity Date
John Berberian	3.50%	$135	11/16
Mark Kidd	3.50%	309	01/17
Jay McCormack	—%	35	10/16
Greg Saar	4.50%	700	06/17
Michael Trask	4.50%	98	05/18

•	Notes at 0% interest are generally for 13 week inventory deferral related to the opening of new stores.

Lease Guarantees and Subleases
The Company provides lease guarantees and subleases to its Members. The Company has executed lease guarantees or subleases to Members affiliated with directors of the Company at October 1, 2016 as follows:

(dollars in thousands)
Director	No. of Stores	Total Current Annual Rent	Total Guaranteed Rent	Expiration Date(s)
John Berberian	3	$469	$964	2017-21
Mimi Song	1	430	2,759	2023

Supply Agreements
During the course of its business, the Company enters into individually negotiated supply agreements with its Members. These agreements typically require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery. The Company has executed supply agreements with Members affiliated with directors of the Company at October 1, 2016 as follows:

Director	Expiration Date
Oscar Gonzalez	2017
Mark Kidd	2020
Jay McCormack	2021
Mimi Song	2019
Robert McDougall	2020
Michael S. Trask	* 2018

*	The supply agreement with Michael S. Trask will expire in the later of April 2018 or one year following payment in full of all loan obligations.
Workers’ Compensation Loss Portfolio Purchased from a Customer Affiliated with a Member-Director
As discussed in Note 2, a related party transaction in fiscal 2012 with K.V. Mart Co., a customer affiliated with Darioush Khaledi, a Unified Member-Director and Chairman of the Board and Chief Executive Officer of K.V. Mart Co., was not presented for review and approval to the Unified Board of Directors, and was not disclosed. The transaction involved changes to the deductible structure and other characteristics of a portfolio of workers compensation policies held by the Company’s former Insurance segment. This high-deductible loss portfolio contained policies for employees of K.V. Mart Co. and was assumed by the Company in conjunction with a payment of $3.6 million by K.V. Mart Co. In fiscal 2013, the Company experienced an increase in its cost of sales due, in part, to increased reserve requirements of $2.0 million associated with this portfolio. The portfolio was included in the assets and liabilities of UGIS that were sold to AmTrust as part of the Stock Purchase Agreement between AmTrust and the Company that was completed during the Company’s first quarter of fiscal 2016.

21.    Subsequent Events
Subsequent events have been evaluated by the Company through the date financial statements were issued.